                                               Filed pursuant to Rule 424(b)(3)
                                               of the Securities Act of 1933
                                               File No. 33-85016


                             [POLARIS PROFILE LOGO]
THIS PROFILE IS A SUMMARY OF SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE POLARIS VARIABLE ANNUITY. THE SECTIONS IN THIS PROFILE CORRESPOND TO SECTIONS IN THE ACCOMPANYING PROSPECTUS WHICH DISCUSS THE TOPICS IN MORE DETAIL. THE ANNUITY IS MORE FULLY DESCRIBED IN THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY.

                                 April 1, 1998

                ================================================================
                        1. THE POLARIS VARIABLE ANNUITY
                ================================================================

The Polaris Variable Annuity is a contract between you and First SunAmerica Life Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

Polaris offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 26 variable investment portfolios and 5 fixed investment options. Your investment is not guaranteed. The value of your Polaris contract can fluctuate up or down, based on the performance of the underlying investments you select, and you may experience a loss.

The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found on the next page.

The contract also offers 5 fixed investment options, for different time periods and each with a different interest rate that is guaranteed by First SunAmerica.

Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on the annuity income option you select. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

                ================================================================
                           2. ANNUITY INCOME OPTIONS
                ================================================================

You can select from one of five annuity income options:

   (1) payments for your lifetime;

   (2) payments for your lifetime and your survivor's lifetime;

   (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;

   (4) payments for your lifetime, but for not less than 10 or 20 years; and

   (5) payments for a specified period of 5 to 30 years.

You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before tax dollars, the entire payment is taxable as income.

                ================================================================
                        3. PURCHASING A POLARIS VARIABLE
                                ANNUITY CONTRACT
                ================================================================

You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-qualified contracts, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. For Qualified contracts, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the Accumulation Phase.

                ================================================================
                             4. INVESTMENT OPTIONS
                ================================================================

You may allocate money to the following variable investment portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust:

ANCHOR SERIES TRUST
  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
      - Capital Appreciation Portfolio
      - Growth Portfolio
      - Natural Resources Portfolio
      - Government and Quality Bond Portfolio

SUNAMERICA SERIES TRUST
  MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
      - Global Equities Portfolio
      - Alliance Growth Portfolio
      - Growth-Income Portfolio
  MANAGED BY DAVIS SELECTED ADVISERS, L.P.
      - Venture Value Portfolio
      - Real Estate Portfolio
  MANAGED BY FEDERATED INVESTORS
      - Federated Value Portfolio
      - Utility Portfolio
      - Corporate Bond Portfolio
  MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
      - Asset Allocation Portfolio
      - Global Bond Portfolio
  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
      - International Diversified Equities Portfolio
      - Worldwide High Income Portfolio
  MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
      - Growth/Phoenix Investment Counsel Portfolio
      - Balanced/Phoenix Investment Counsel Portfolio
  MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
      - Putnam Growth Portfolio
      - International Growth and Income Portfolio
      - Emerging Markets Portfolio
  MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
      - Aggressive Growth Portfolio
      - "Dogs" of Wall Street Portfolio
      - SunAmerica Balanced Portfolio
      - High-Yield Bond Portfolio
      - Cash Management Portfolio

You may also allocate money to the 1, 3, 5, 7 and 10 year fixed investment options. The interest rate may differ from time to time but will never be less than 3%. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period.
                ================================================================
                                  5. EXPENSES
                ================================================================

Each year, we deduct a $30 contract maintenance fee from your contract. This fee is currently waived if the value of your contract is at least $50,000. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios. The insurance charges include: Mortality and Expense Risk, 1.37%, and Distribution Expense, .15%.

As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios, which are estimated to range from .63% to 1.90%.

If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:

-----------------------------------------------------------------------------------------------
         Year              1        2        3        4        5        6        7        8+
-----------------------------------------------------------------------------------------------
 WITHDRAWAL
 CHARGE                    7%       6%       5%       4%       3%       2%       1%       0%
-----------------------------------------------------------------------------------------------

Each year, you are allowed to make 15 transfers without charge. After your first 15 free transfers, a $25 transfer fee will apply to each subsequent transfer.

The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $30 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using an assumed contract size of $40,000. The actual impact of this charge on your contract may differ from this percentage.

The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10.

----------------------------------------------------------------------------------------------------------------------------
                                                                                               EXAMPLES:
                                       TOTAL ANNUAL         TOTAL ANNUAL                     TOTAL EXPENSES   TOTAL EXPENSES
                                        INSURANCE            INVESTMENT       TOTAL ANNUAL     AT END OF        AT END OF
   ANCHOR SERIES TRUST PORTFOLIO         CHARGES              CHARGES           CHARGES          1 YEAR          10 YEARS
----------------------------------------------------------------------------------------------------------------------------
Capital Appreciation                      1.60%                 .71%             2.31%            $ 93             $264
Growth                                    1.60%                 .78%             2.38%            $ 94             $271
Natural Resources                         1.60%                 .89%             2.49%            $ 95             $282
Government and Quality Bond               1.60%                 .71%             2.31%            $ 93             $264
----------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST PORTFOLIO
Emerging Markets*                         1.60%                1.90%             3.50%            $105             $377
International Diversified Equities        1.60%                1.35%             2.95%            $100             $327
Global Equities                           1.60%                 .95%             2.55%            $ 96             $288
International Growth and Income*          1.60%                1.60%             3.20%            $102             $350
Aggressive Growth*                        1.60%                 .90%             2.50%            $ 95             $283
Real Estate*                              1.60%                1.25%             2.85%            $ 99             $317
Putnam Growth**                           1.60%                 .91%             2.51%            $ 95             $284
Growth/Phoenix                            1.60%                 .73%             2.33%            $ 94             $266
Alliance Growth                           1.60%                 .65%             2.25%            $ 93             $258
"Dogs" of Wall Street*                    1.60%                 .85%             2.45%            $ 95             $278
Venture Value                             1.60%                 .79%             2.39%            $ 94             $272
Federated Value*                          1.60%                1.03%             2.63%            $ 97             $296
Growth-Income                             1.60%                 .65%             2.25%            $ 93             $258
Utility*                                  1.60%                1.05%             2.65%            $ 97             $298
Asset Allocation                          1.60%                 .68%             2.28%            $ 93             $261
Balanced/Phoenix                          1.60%                 .82%             2.42%            $ 94             $275
SunAmerica Balanced*                      1.60%                1.00%             2.60%            $ 96             $293
Worldwide High Income                     1.60%                1.10%             2.70%            $ 97             $303
High-Yield Bond                           1.60%                 .75%             2.35%            $ 94             $268
Corporate Bond                            1.60%                 .91%             2.51%            $ 95             $284
Global Bond                               1.60%                 .90%             2.50%            $ 95             $283
Cash Management                           1.60%                 .63%             2.23%            $ 93             $256
============================================================================================================================
----------------------------------------------------------------------------------------------------------------------------

 * For these Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse expenses, if necessary, to keep operating expenses at or below an established maximum amount. All waivers or reimbursements may be terminated at any time. For more detailed information, see the Fee Tables and Examples in the prospectus.
** Formerly named Provident Growth.

                ================================================================
                                    6. TAXES
                ================================================================

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Nonqualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before tax dollars like an IRA), all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.
                ================================================================
                            7. ACCESS TO YOUR MONEY
                ================================================================

Earnings may be withdrawn at any time free of a withdrawal charge. After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the money you have invested for at least one year and not yet withdrawn, less any withdrawals made during the year.

Although amounts withdrawn using the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount of money you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value.

Withdrawals in excess of these limits will be assessed a withdrawal charge. Withdrawals may be made from your contract in the amount of $1,000 or more. You may request a withdrawal in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250.

If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years. Of course, you may have to pay income tax and a 10% IRS tax penalty may apply if you are under age 59 1/2. Additionally, withdrawal charges are not assessed when a death benefit is paid.
                ================================================================
                                 8. PERFORMANCE
                ================================================================

The value of your annuity will fluctuate depending upon the investment performance of the portfolio(s) you choose.

The following chart shows total returns for each portfolio for the time periods shown. These numbers reflect the insurance charges, the contract maintenance fee and the investment charges. Withdrawals charges are not reflected in the chart. Past performance is not a guarantee of future results.

-------------------------------------------------------------------
     ANCHOR SERIES                    CALENDAR YEAR
    TRUST PORTFOLIO         1997           1996         1995
-------------------------------------------------------------------
  Capital Appreciation        23.49%        23.15%       25.38%
  Growth                      28.36%        23.05%       17.73%
  Natural Resources         (10.07)%        12.22%        6.90%
  Gov't and Quality Bond       7.83%         1.37%       10.44%
-------------------------------------------------------------------
SUNAMERICA SERIES
TRUST PORTFOLIO
  Emerging Markets**        (17.81)%            --           --
  Int'l Diversified
     Equities                  4.71%         7.58%       10.71%
  Global Equities             13.24%        12.35%       11.37%
  Int'l Growth and
     Income**                  3.44%            --           --
  Aggressive Growth           10.55%         4.32%           --
  Real Estate**               17.14%            --           --
  Putnam Growth*              30.41%        18.46%       16.47%
  Growth/Phoenix              21.28%        14.10%       21.10%
  Alliance Growth             29.40%        27.08%       30.24%
  "Dogs" of Wall Street          --             --           --
  Venture Value               32.20%        22.85%       23.41%
  Federated Value             29.38%         7.32%           --
  Growth-Income               31.84%        22.09%       21.08%
  Utility                     23.76%         8.25%           --
  Asset Allocation            19.91%        17.03%       13.75%
  Balanced/Phoenix            15.11%         8.20%       14.66%
  SunAmerica Balanced         22.52%         9.39%           --
  Worldwide High Income       13.74%        23.40%       14.90%
  High-Yield Bond             12.70%        12.76%        4.28%
  Corporate Bond               9.16%         2.88%        9.96%
  Global Bond                  8.33%         7.56%        9.29%
  Cash Management              3.52%         3.31%        2.57%
-------------------------------------------------------------------

 * Formerly named Provident Growth.
** Inception to November 30, 1997
Inception date for each portfolio varies.

                ================================================================
                                9. DEATH BENEFIT
                ================================================================

If you should die during the Accumulation Phase, your beneficiary will receive a death benefit.

For contracts issued prior to April 28, 1997, the death benefit is the greater of:

      (1) the value of your contract, or

      (2) the money you put in less any withdrawals.

After seven years, the death benefit is the greater of (1) or (2) above or:

      (3) the value of your contract on the day before your last contract anniversary less any withdrawals plus any additional money you put in since that date, or

      (4) the death benefit on the day before your last contract anniversary less any withdrawals since that anniversary.

For contracts issued on or after April 28, 1997, the death benefit is the greater of:

      (1) the value of your contract

      (2) the money you put in less any withdrawals, or

      (3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on each contract anniversary less any withdrawals plus any additional money you put in since that anniversary.
                ================================================================
                             10. OTHER INFORMATION
                ================================================================

FREE LOOK: You may cancel your contract within ten days by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the greater of the value of your contract or the money you invested.

ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable investment portfolios and the 1-year fixed investment option by readjusting your money on a calendar quarter, semiannual or annual basis.

SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

PRINCIPAL ADVANTAGE: If selected by you, this program allows you to obtain growth potential without any market risk to your principal. We will guarantee that the portion of your money allocated to the 1, 3, 5, 7 or 10 year fixed investment option will grow to equal your principal investment when it is allocated in accordance with the program.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the equity and bond portfolios from any of the variable investment portfolios or the 1-year fixed investment option.

AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

                ================================================================
                                 11. INQUIRIES
                ================================================================

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

      First SunAmerica Life Insurance Company
      Annuity Service Center
      P.O. Box 54299
      Los Angeles, California 90054-0299
      Telephone Number: (800) 99NY-SUN

If money accompanies your correspondence, you should direct it to:

      First SunAmerica Life Insurance Company
      P.O. Box 100357
      Pasadena, California 91189-0357

                                 [POLARIS LOGO]

                                   PROSPECTUS
                                 APRIL 1, 1998

Please read this prospectus carefully         FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
  before investing and keep it for            issued by
future reference. It contains                 FIRST SUNAMERICA LIFE INSURANCE COMPANY
important information about the               in connection with
Polaris Variable Annuity.                     FS VARIABLE SEPARATE ACCOUNT
                                              The annuity has 31 investment choices -- 5 fixed investment
To learn more about the annuity               options and 26 variable investment portfolios listed below.
offered by this prospectus, you can           The 5 fixed investment options include specified periods of
obtain a copy of the Statement of             1, 3, 5, 7 and 10 years. The 26 variable investment
Additional Information ("SAI") dated          portfolios are part of Anchor Series Trust or SunAmerica
April 1, 1998. The SAI has been filed         Series Trust.
with the Securities and Exchange              ANCHOR SERIES TRUST:
Commission ("SEC") and is                     MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
incorporated by reference into this           - Capital Appreciation Portfolio
prospectus. The Table of Contents of          - Growth Portfolio
the SAI appears on page 30 of this            - Natural Resources Portfolio
prospectus. For a free copy of the            - Government and Quality Bond Portfolio
SAI, call us at (800) 99NY-SUN or             SUNAMERICA SERIES TRUST:
write to us at our Annuity Service            MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
Center, P.O. Box 54299, Los Angeles,          - Global Equities Portfolio
California 90054-0299.                        - Alliance Growth Portfolio
                                              - Growth-Income Portfolio
In addition, the SEC maintains a              MANAGED BY DAVIS SELECTED ADVISERS, L.P.
website (http://www.sec.gov) that             - Venture Value Portfolio
contains the SAI, materials                   - Real Estate Portfolio
incorporated by reference and other           MANAGED BY FEDERATED INVESTORS
information filed electronically with         - Federated Value Portfolio
the SEC by First SunAmerica.                  - Utility Portfolio
                                              - Corporate Bond Portfolio
ANNUITIES INVOLVE RISKS, INCLUDING            MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
POSSIBLE LOSS OF PRINCIPAL, AND ARE           GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
NOT A DEPOSIT OR OBLIGATION OF, OR            - Asset Allocation Portfolio
GUARANTEED OR ENDORSED BY, ANY BANK.          - Global Bond Portfolio
THEY ARE NOT FEDERALLY INSURED BY THE         MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
FEDERAL DEPOSIT INSURANCE                     - International Diversified Equities Portfolio
CORPORATION, THE FEDERAL RESERVE              - Worldwide High Income Portfolio
BOARD OR ANY OTHER AGENCY.                    MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
                                              - Growth/Phoenix Investment Counsel Portfolio
                                              - Balanced/Phoenix Investment Counsel Portfolio
                                              MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
                                              - Putnam Growth Portfolio
                                              - International Growth and Income Portfolio
                                              - Emerging Markets Portfolio
                                              MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
                                              - Aggressive Growth Portfolio
                                              - "Dogs" of Wall Street Portfolio
                                              - SunAmerica Balanced Portfolio
                                              - High-Yield Bond Portfolio
                                              - Cash Management Portfolio

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================
                               TABLE OF CONTENTS
=============================================================

 GLOSSARY.........................................     2
 FEE TABLES.......................................     3
       Owner Transaction Expenses.................     3
       Annual Separate Account Expenses...........     3
       Portfolio Expenses.........................     3
 EXAMPLES.........................................     4
  1.   THE POLARIS VARIABLE ANNUITY...............     6
  2.   ANNUITY INCOME OPTIONS.....................     6
       Allocation of Annuity Payments.............     7
       Annuity Payments...........................     7
       Transfers During the Income Phase..........     7
       Deferment of Payments......................     7
  3.   PURCHASING A POLARIS VARIABLE
       ANNUITY....................................     7
       Allocation of Purchase Payments............     7
       Accumulation Units.........................     8
       Free Look..................................     8
  4.   INVESTMENT OPTIONS.........................     8
       Variable Investment Options................     8
       Anchor Series Trust........................     8
       SunAmerica Series Trust....................     8
       Fixed Investment Options...................     9
       Market Value Adjustment....................     9
       Transfers During the Accumulation Phase....     9
       Dollar Cost Averaging Program..............    10
       Asset Allocation Rebalancing Program.......    10
       Principal Advantage Program................    10
       Voting Rights..............................    11
       Substitution...............................    11
  5.   EXPENSES...................................    11
       Insurance Charges..........................    11
       Mortality and Expense Risk Charge..........    11
       Distribution Expense Charge................    11
       Withdrawal Charges.........................    11
       Investment Charges.........................    12
       Contract Maintenance Fee...................    12
       Transfer Fee...............................    12
       Income Taxes...............................    12
       Reduction or Elimination of Certain Charges
       and Additional Amounts Credited............    12
  6.   TAXES......................................    12
       Annuity Contracts in General...............    12
       Tax Treatment of Distributions--
       Non-qualified Contracts....................    12
       Tax Treatment of Distributions--
       Qualified Contracts........................    13
       Diversification............................    13
  7.   ACCESS TO YOUR MONEY.......................    13
       Systematic Withdrawal Program..............    14
       Minimum Contract Value.....................    14
  8.   PERFORMANCE................................    14
  9.   DEATH BENEFIT..............................    14
 10.   OTHER INFORMATION..........................    15
       First SunAmerica...........................    15
       The Separate Account.......................    15
       The General Account........................    15
       Distribution...............................    15
       Administration.............................    16
       Legal Proceedings..........................    16
       Custodian..................................    16
       Additional Information.....................    16
       Selected Financial Information.............    17
       Management Discussion and Analysis.........    18
       Properties.................................    27
       Directors and Executive Officers...........    28
       Executive Compensation.....................    29
       Security Ownership of Owners and
       Management.................................    29
       Regulation.................................    29
       Independent Accountants....................    30
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
 INFORMATION......................................    30
 FINANCIAL STATEMENTS.............................    30
 APPENDIX A - CONDENSED FINANCIAL INFORMATION.....
                                                     A-1
 APPENDIX B - MARKET VALUE ADJUSTMENT.............   B-1

=============================================================
                                    GLOSSARY
=============================================================

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) - The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES) - The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE - The period during which we make annuity payments to you.

IRS - The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PORTFOLIO(S) - The variable investment options available under the contract. Each Portfolio has its own investment objective and is invested in the underlying investments of the Anchor Series Trust or the SunAmerica Series Trust.

PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

TRUSTS - Refers to the Anchor Series Trust and the SunAmerica Series Trust collectively.

================================================================================
                                   FEE TABLES
================================================================================

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)
    Year 1...........  7%      Year 5...............  3%
    Year 2...........  6%      Year 6...............  2%
    Year 3...........  5%      Year 7...............  1%
    Year 4...........  4%      Year 8+..............  0%
TRANSFER FEE................... No charge for first 15
                                transfers each year;
                                thereafter, fee is $25 per
                                transfer
CONTRACT MAINTENANCE FEE*...... $30
    *waived if contract value is $50,000 or more

ANNUAL SEPARATE ACCOUNT EXPENSES
(AS A PERCENTAGE OF DAILY NET ASSET VALUE)

Mortality and Expense Risk Charge...............  1.37%
Distribution Expense Charge.....................  0.15%
                                                  -----
    TOTAL SEPARATE ACCOUNT EXPENSES.............  1.52%
                                                  =====

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1997)

                                                           MANAGEMENT     OTHER      TOTAL ANNUAL
                        PORTFOLIO                             FEE        EXPENSES      EXPENSES
=================================================================================================
Capital Appreciation                                           .65%        .06%           .71%
-------------------------------------------------------------------------------------------------
Growth                                                         .72%        .06%           .78%
-------------------------------------------------------------------------------------------------
Natural Resources                                              .75%        .14%           .89%
-------------------------------------------------------------------------------------------------
Government and Quality Bond                                    .62%        .09%           .71%
=================================================================================================

                            SUNAMERICA SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS AFTER REIMBURSEMENT OR WAIVER OF EXPENSES
              FOR THE TRUST'S FISCAL YEAR ENDED NOVEMBER 30, 1997)

                                                           MANAGEMENT     OTHER      TOTAL ANNUAL
                        PORTFOLIO                             FEE        EXPENSES      EXPENSES
=================================================================================================
Emerging Markets                                              1.25%        .65%          1.90%*
-------------------------------------------------------------------------------------------------
International Diversified Equities                            1.00%        .35%          1.35%
-------------------------------------------------------------------------------------------------
Global Equities                                                .76%        .19%           .95%
-------------------------------------------------------------------------------------------------
International Growth and Income                               1.00%        .60%          1.60%*
-------------------------------------------------------------------------------------------------
Aggressive Growth                                              .76%        .14%           .90%
-------------------------------------------------------------------------------------------------
Real Estate                                                    .80%        .45%          1.25%*
-------------------------------------------------------------------------------------------------
Putnam Growth**                                                .83%        .08%           .91%
-------------------------------------------------------------------------------------------------
Growth/Phoenix                                                 .65%        .08%           .73%
-------------------------------------------------------------------------------------------------
Alliance Growth                                                .59%        .06%           .65%
-------------------------------------------------------------------------------------------------
"Dogs" of Wall Street***                                       .60%        .25%           .85%*
-------------------------------------------------------------------------------------------------
Venture Value                                                  .74%        .05%           .79%
-------------------------------------------------------------------------------------------------
Federated Value                                                .80%        .23%          1.03%
-------------------------------------------------------------------------------------------------
Growth-Income                                                  .60%        .05%           .65%
-------------------------------------------------------------------------------------------------
Utility                                                        .75%        .30%          1.05%
-------------------------------------------------------------------------------------------------
Asset Allocation                                               .61%        .07%           .68%
-------------------------------------------------------------------------------------------------
Balanced/Phoenix                                               .68%        .14%           .82%
-------------------------------------------------------------------------------------------------
SunAmerica Balanced                                            .74%        .26%          1.00%
-------------------------------------------------------------------------------------------------
Worldwide High Income                                         1.00%        .10%          1.10%
-------------------------------------------------------------------------------------------------
High-Yield Bond                                                .66%        .09%           .75%
-------------------------------------------------------------------------------------------------
Corporate Bond                                                 .70%        .21%           .91%
-------------------------------------------------------------------------------------------------
Global Bond                                                    .72%        .18%           .90%
-------------------------------------------------------------------------------------------------
Cash Management                                                .54%        .09%           .63%
=================================================================================================

      *Annualized.
     **As of April 16, 1997, the Provident Growth Portfolio was renamed the
       Putnam Growth Portfolio, managed by Putnam Investment Management, Inc. The expenses shown here are those of the former Provident Growth Portfolio managed by Provident Investment Counsel.
    ***As of the date of this prospectus, the sale of contracts offering the "Dogs" of Wall Street Portfolio had not begun. The percentages are based on estimated amounts for the current fiscal year.

     THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
            INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

================================================================================
                                    EXAMPLES
================================================================================

You will pay the following expenses on a $1,000 investment in each Portfolio, assuming a 5% annual return on assets and:
         (a)surrender of the contract at the end of the stated time period;
         (b)if the contract is not surrendered or annuitized.

                        PORTFOLIO                           1 YEAR    3 YEARS    5 YEARS    10 YEARS
====================================================================================================
Capital Appreciation                                       (a) $ 93   (a) $122   (a) $153   (a) $264
                                                           (b) $ 23   (b) $ 72   (b) $123   (b) $264
----------------------------------------------------------------------------------------------------
Growth                                                     (a) $ 94   (a) $124   (a) $157   (a) $271
                                                           (b) $ 24   (b) $ 74   (b) $127   (b) $271
----------------------------------------------------------------------------------------------------
Natural Resources                                          (a) $ 95   (a) $127   (a) $162   (a) $282
                                                           (b) $ 25   (b) $ 77   (b) $132   (b) $282
----------------------------------------------------------------------------------------------------
Government and Quality Bond                                (a) $ 93   (a) $122   (a) $153   (a) $264
                                                           (b) $ 23   (b) $ 72   (b) $123   (b) $264
----------------------------------------------------------------------------------------------------
Emerging Markets                                           (a) $105   (a) $157   (a) $211   (a) $377
                                                           (b) $ 35   (b) $107   (b) $181   (b) $377
----------------------------------------------------------------------------------------------------
International Diversified Equities                         (a) $100   (a) $141   (a) $185   (a) $327
                                                           (b) $ 30   (b) $ 91   (b) $155   (b) $327
----------------------------------------------------------------------------------------------------
Global Equities                                            (a) $ 96   (a) $129   (a) $165   (a) $288
                                                           (b) $ 26   (b) $ 79   (b) $135   (b) $288
----------------------------------------------------------------------------------------------------
International Growth and Income                            (a) $102   (a) $148   (a) $197   (a) $350
                                                           (b) $ 32   (b) $ 98   (b) $167   (b) $350
----------------------------------------------------------------------------------------------------
Aggressive Growth                                          (a) $ 95   (a) $128   (a) $163   (a) $283
                                                           (b) $ 25   (b) $ 78   (b) $133   (b) $283
----------------------------------------------------------------------------------------------------
Real Estate                                                (a) $ 99   (a) $138   (a) $180   (a) $317
                                                           (b) $ 29   (b) $ 88   (b) $150   (b) $317
----------------------------------------------------------------------------------------------------
Putnam Growth                                              (a) $ 95   (a) $128   (a) $163   (a) $284
                                                           (b) $ 25   (b) $ 78   (b) $133   (b) $284
----------------------------------------------------------------------------------------------------
Growth/Phoenix                                             (a) $ 94   (a) $123   (a) $154   (a) $266
                                                           (b) $ 24   (b) $ 73   (b) $124   (b) $266
----------------------------------------------------------------------------------------------------
Alliance Growth                                            (a) $ 93   (a) $120   (a) $150   (a) $258
                                                           (b) $ 23   (b) $ 70   (b) $120   (b) $258
----------------------------------------------------------------------------------------------------
"Dogs" of Wall Street                                      (a) $ 95   (a) $126   (a) $160   (a) $278
                                                           (b) $ 25   (b) $ 76   (b) $130   (b) $278
----------------------------------------------------------------------------------------------------
Venture Value                                              (a) $ 94   (a) $124   (a) $157   (a) $272
                                                           (b) $ 24   (b) $ 74   (b) $127   (b) $272
----------------------------------------------------------------------------------------------------
Federated Value                                            (a) $ 97   (a) $132   (a) $169   (a) $296
                                                           (b) $ 27   (b) $ 82   (b) $139   (b) $296
----------------------------------------------------------------------------------------------------
Growth-Income                                              (a) $ 93   (a) $120   (a) $150   (a) $258
                                                           (b) $ 23   (b) $ 70   (b) $120   (b) $258
----------------------------------------------------------------------------------------------------
Utility                                                    (a) $ 97   (a) $132   (a) $170   (a) $298
                                                           (b) $ 27   (b) $ 82   (b) $140   (b) $298
----------------------------------------------------------------------------------------------------
Asset Allocation                                           (a) $ 93   (a) $121   (a) $152   (a) $261
                                                           (b) $ 23   (b) $ 71   (b) $122   (b) $261
----------------------------------------------------------------------------------------------------
Balanced/Phoenix                                           (a) $ 94   (a) $125   (a) $159   (a) $275
                                                           (b) $ 24   (b) $ 75   (b) $129   (b) $275
----------------------------------------------------------------------------------------------------
SunAmerica Balanced                                        (a) $ 96   (a) $131   (a) $168   (a) $293
                                                           (b) $ 26   (b) $ 81   (b) $138   (b) $293
----------------------------------------------------------------------------------------------------
Worldwide High Income                                      (a) $ 97   (a) $134   (a) $173   (a) $303
                                                           (b) $ 27   (b) $ 84   (b) $143   (b) $303
----------------------------------------------------------------------------------------------------
High-Yield Bond                                            (a) $ 94   (a) $123   (a) $155   (a) $268
                                                           (b) $ 24   (b) $ 73   (b) $125   (b) $268
----------------------------------------------------------------------------------------------------
Corporate Bond                                             (a) $ 95   (a) $128   (a) $163   (a) $284
                                                           (b) $ 25   (b) $ 78   (b) $133   (b) $284
----------------------------------------------------------------------------------------------------
Global Bond                                                (a) $ 95   (a) $128   (a) $163   (a) $283
                                                           (b) $ 25   (b) $ 78   (b) $133   (b) $283
----------------------------------------------------------------------------------------------------
Cash Management                                            (a) $ 93   (a) $120   (a) $149   (a) $256
                                                           (b) $ 23   (b) $ 70   (b) $119   (b) $256
====================================================================================================

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For certain Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: SunAmerica Balanced (1.00%); "Dogs" of Wall Street (.85%); Aggressive Growth (.90%); Federated Value (1.03%); Utility (1.05%); Emerging Markets (1.90%); International Growth and Income (1.60%); and Real Estate (1.25%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. Absent fee waivers or reimbursement of expenses by the adviser, you would have incurred the following expenses during the last fiscal year: Utility (1.24%); Emerging Markets (2.60%); International Growth and Income (2.02%); and Real Estate (1.36%).

4. The Examples assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected.

5. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

            THE HISTORICAL ACCUMULATION UNIT VALUES ARE CONTAINED IN
                 APPENDIX A -- CONDENSED FINANCIAL INFORMATION.

=============================================================
                        1. THE POLARIS VARIABLE ANNUITY
=============================================================

An annuity is a contract between you, as the owner, and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary.

The Polaris Variable Annuity Contract is issued by First SunAmerica Life Insurance Company ("First SunAmerica"), a stock life insurance company organized under the laws of the state of New York. Its principal business address is 733 Third Avenue, 4th Floor, New York, New York 10017. First SunAmerica conducts life insurance and annuity business in the state of New York. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs if you decide to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among 26 variable investment Portfolios. Depending upon market conditions, you can make or lose money in any of these Portfolios. If you allocate money to the Portfolios, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the Portfolio(s) you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the Portfolios you select for the Income Phase.

The contract also contains 5 fixed investment options. Your money will earn interest at the rate set by First SunAmerica. The interest rate is guaranteed by First SunAmerica for the time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. If you allocate money to the fixed investment options, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period. The amount of annuity payments you receive during the Income Phase from the fixed portion of your contract will remain level for the entire Income Phase.

=============================================================
                           2. ANNUITY INCOME OPTIONS
=============================================================

When you switch to the Income Phase, you will receive regular income payments under the contract. Annuity payments will be made on a monthly basis unless you request in writing that payments be made on a quarterly, semiannual or annual basis. You can choose to have your annuity payments sent to you by check or electronically wired to your bank.

You select the date on which annuity payments are to begin, which must be the first day of a month and must be at least two years after the date your contract is issued. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by the Annuitant's 90th birthday. If no Annuity Date is selected, annuity payments will begin on the Annuitant's 90th birthday. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.

The Annuitant is the person on whose life annuity payments are based. You may change the Annuitant at any time prior to the Annuity Date if you are an individual designated as the owner of the contract. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

If you do not choose an annuity income option, annuity payments will be made in accordance with option 4 (below) for 10 years. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. We may pay the annuity in one lump sum if your contract is less than $5,000, if permitted by state law. Likewise, if your annuity payments would be less than $50 a month, we have the right to change the frequency of your payment to be on a quarterly, semiannual or annual basis so that your annuity payments are at least $50. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least thirty days before the Annuity Date. You will remain fully responsible for any taxes related to the annuity payments.

The contract offers 5 annuity income options. Other annuity income options may be available in the future.

     OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.

     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEARS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 10 years. If the Annuitant and designated second person die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 10 or 20 years, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12-month periods. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk charge if this option if selected.

ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in the fixed investment options, your annuity payments will be fixed in amount. If your money is invested in the variable Portfolios, your annuity payments will vary depending on the investment performance of the Portfolios. If you have money in the fixed and variable investment options, your annuity payments will be based on the investment allocations. You may not convert between fixed and variable payments once annuity payments begin.

ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the variable Portfolios, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the Portfolios on the Annuity Date,
(2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the Portfolios you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The SAI contains detailed information and sample calculations.

TRANSFERS DURING THE INCOME PHASE

Transfers are subject to the same limitations as transfers during the Accumulation Phase. (See "Investment Options -- Transfers During the Accumulation Phase"). However, you can only make one transfer each month. You may not transfer money from the fixed investment options to the variable Portfolios during the Income Phase. You may transfer money among the variable Portfolios or among the fixed investment options.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.
=============================================================
                            3. PURCHASING A POLARIS
                                VARIABLE ANNUITY
=============================================================

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without prior approval. Payments in amounts of $500 or more may be added to your Non-qualified contract ($250 or more for Qualified contracts) at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $20 or more per month by enrolling in the Automatic Payment Plan.

We may refuse any Purchase Payment. In general, we will not issue a Non-qualified contract to anyone who is over age 85 or a Qualified contract to anyone who is age 70 1/2 or older unless you can show that the minimum distributions required by the IRS are being made.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to the variable investment Portfolios and/or the fixed investment options. If you make additional Purchase Payments, we will allocate them in the same way unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If you do not give us all the necessary information, we will contact you to obtain it. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the Portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit, which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

The value of an Accumulation Unit is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit value for each Portfolio after the NYSE closes each day. We do this by:

     (1) determining the total value of money invested in the particular Portfolio;

     (2) subtracting from that amount any insurance charges and any other charges such as taxes; and

     (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a Portfolio by the value of the Accumulation Unit for that Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You want the money to go to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Global Bond Portfolio.

FREE LOOK

If you change your mind about owning this contract, you can cancel it within ten days after receiving it by mailing it back to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. You will receive back the greater of whatever your contract is worth on the day we receive your request or your Purchase Payment.
=============================================================
                             4. INVESTMENT OPTIONS
=============================================================

VARIABLE INVESTMENT OPTIONS

The contract offers 26 variable investment Portfolios which invest in shares of the Anchor Series Trust or the SunAmerica Series Trust. These Portfolios are listed below. Additional Portfolios may be available in the future. SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of SunAmerica Inc., is the investment adviser for both Trusts. The Trusts serve as underlying investments for other variable contracts sold by First SunAmerica, its affiliate, Anchor National Life Insurance Company, and other unaffiliated insurance companies. Neither First SunAmerica nor the Trusts believes offering shares of the Trusts in this manner will be disadvantageous to you. We will monitor the Trusts for any conflicts that may arise between contract owners. Additional information is contained in the prospectuses for the Trusts.

    ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Portfolios are:

   MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
       - Capital Appreciation Portfolio
       - Growth Portfolio
       - Natural Resources Portfolio
       - Government and Quality Bond Portfolio

    SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. The 22 Portfolios and the subadvisers are:

   MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
       - Global Equities Portfolio
       - Alliance Growth Portfolio
       - Growth-Income Portfolio
   MANAGED BY DAVIS SELECTED ADVISERS, L.P.
       - Venture Value Portfolio
       - Real Estate Portfolio

   MANAGED BY FEDERATED INVESTORS
       - Federated Value Portfolio
       - Utility Portfolio
       - Corporate Bond Portfolio
   MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/ GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
       - Asset Allocation Portfolio
       - Global Bond Portfolio
   MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
       - International Diversified Equities Portfolio
       - Worldwide High Income Portfolio
   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
       - Growth/Phoenix Investment Counsel Portfolio
       - Balanced/Phoenix Investment Counsel Portfolio
   MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
       - Putnam Growth Portfolio
       - International Growth and Income Portfolio
       - Emerging Markets Portfolio
   MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
       - Aggressive Growth Portfolio
       - "Dogs" of Wall Street Portfolio
       - SunAmerica Balanced Portfolio
       - High-Yield Bond Portfolio
       - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE ANCHOR SERIES TRUST AND THE SUNAMERICA SERIES TRUST CAREFULLY BEFORE INVESTING. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS AND ARE ATTACHED TO THIS PROSPECTUS.

FIXED INVESTMENT OPTIONS

The contract also offers 5 fixed investment options. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. The fixed investment options offer interest rates that are guaranteed by First SunAmerica. Interest rates may differ from time to time due to changes in market conditions but will not be less than 3%. The interest rates offered for a specified period for new Purchase Payments may differ from the interest rates offered for money already in the fixed investment option. Once an interest rate is established, it will not change during the specified period. The interest rates are set at First SunAmerica's sole discretion.

If you have money allocated to the 1, 3, 5, 7 or 10 year fixed investment options, you can renew for another 1, 3, 5, 7 or 10 year period or put your money into one or more of the variable Portfolios after the end of the specified period. Unless you specify otherwise before the end of the period, we will keep your money in the fixed investment option for the same period you previously selected. You will receive the interest rate then in effect.

The 1-year fixed investment option is not registered under the Securities Act of 1933 and is not subject to other provisions of the Investment Company Act of 1940.

     MARKET VALUE ADJUSTMENT

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10 YEAR FIXED INVESTMENT OPTIONS ONLY.

If you take your money out of the 3, 5, 7 or 10 year fixed investment option (whether by withdrawal, transfer or annuitization) before the end of the specified period, we will make an adjustment to the value of your contract. This adjustment, called a "market value adjustment," can increase or decrease the value of your contract. The market value adjustment reflects the differing interest rate environments between the time you put your money into the fixed investment option and the time you take your money out of the fixed investment option.

We calculate the market value adjustment by comparing the interest rate you received on the money you put into the fixed investment option against the interest rate we are currently offering to contract owners for the period of time remaining in the specified period. If we do not offer an interest rate for that period, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.

Generally, if interest rates have dropped between the time you put your money into the fixed investment option and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed investment option and the time you take it out, there will be a negative adjustment to the value of your contract.

If the market value adjustment is negative, it will be assessed first against any money remaining in the fixed investment option and then against the money you take out of the fixed investment option. If the market value adjustment is positive, it will be added to the amount you take out of the fixed account.

Appendix B provides more information about how we calculate the market value adjustment and gives some examples of the impact of the adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE

You can transfer money among the Portfolios and the fixed investment options by written request or by telephone. You can make 15 transfers every year without charge. We measure a year from the anniversary of the day we issued your contract. If you make more than 15 transfers in a year, there is a $25 transfer fee for each transfer thereafter. Transfers under Dollar Cost Averaging are included as part of your 15 free transfers each year. However, transfers under Asset Allocation Rebalancing are not counted against your 15 free transfers each year.

The minimum amount you can transfer is $100. You cannot make a partial transfer if the value of the Portfolio from which the transfer is being made would be less than $100 after the transfer. Your request for transfer must clearly state which investment options are involved and the amount. We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer provisions at any time. We also reserve the right to waive the $100 minimum amount for Dollar Cost Averaging and Asset Allocation Rebalancing.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount or percentage from one variable Portfolio or the 1-year fixed investment option to any other variable Portfolio(s). You can also select to transfer the entire value in a variable Portfolio or the 1-year fixed investment option in a stated number of transfers. Transfers may be on a monthly, quarterly, semiannual or annual basis. You can change the amount or frequency at any time by notifying us in writing. The minimum amount that can be transferred is $100.

By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will make a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue investing through periods of fluctuating prices.

Transfers under the program are included as part of your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

-----------------------------------------
               ACCUMULATION     UNITS
   QUARTER         UNIT       PURCHASED
-----------------------------------------
      1           $ 7.50         100
      2           $ 5.00         150
      3           $10.00          75
      4           $ 7.50         100
      5           $ 5.00         150
      6           $ 7.50         100
-----------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

ASSET ALLOCATION REBALANCING PROGRAM

Once your money has been allocated among the investment options, the earnings may cause the percentage invested in each investment option to differ from your original percentage allocations. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Asset Allocation Rebalancing Program. Rebalancing may be on a calendar quarter, semiannual or annual basis. Rebalancing will occur on the last business day of the month for the period you selected.

Transfers under the program are not counted against your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more variable Portfolios without any market risk to your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the 1, 3, 5, 7 or 10 year fixed investment options to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be divided among the variable Portfolios where it has the potential to achieve greater growth.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

First SunAmerica is the legal owner of the Trusts' shares. However, when a Portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the Portfolios you selected are no longer available, we may be required to substitute shares of another Portfolio. We will seek prior approval of the SEC and give you notice before doing this.

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                                  5. EXPENSES
=============================================================

There are charges and other expenses associated with the contract that will reduce your investment return. These charges and expenses are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges. This is done as part of our calculation of the value of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk and the distribution expense charge.

     MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in a Portfolio. This charge is for our obligation to make annuity payments, to provide the death benefits and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.

     DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a Portfolio. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

WITHDRAWAL CHARGES

Withdrawals in excess of your free withdrawal amount, as described in more detail under "Access To Your Money," will be assessed a withdrawal charge. You will not receive the benefit of any free withdrawal amount if you withdraw your entire contract value.

We keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before it is withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charges are assessed on withdrawals of that Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you withdraw, which declines each year the Purchase Payment is in the contract as follows:

---------------------------------------------------------------------------------------------
 YEAR             1         2         3         4         5         6         7         8+
---------------------------------------------------------------------------------------------
 WITHDRAWAL       7%        6%        5%        4%        3%        2%        1%        0%
 CHARGE
---------------------------------------------------------------------------------------------

If the withdrawal is for only part of the contract, we will deduct the withdrawal charge from the remaining value in your contract. For purposes of calculating the withdrawal charge, we treat withdrawals as coming from the oldest Purchase Payment first. However, for tax purposes, earnings are considered withdrawn first.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or for annuity payments during the Income Phase.

INVESTMENT CHARGES

If you have money allocated to the variable Portfolios, there are deductions from and expenses paid out of the assets of the various Portfolios. These investment charges are summarized in the Fee Tables. For more detailed information, you should refer to the prospectuses for the Anchor Series Trust and the SunAmerica Series Trust.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we will deduct a $30 contract maintenance fee from your contract on each contract anniversary. This fee is for expenses incurred to establish and maintain your contract. This fee cannot be increased. If you make a complete withdrawal from your contract, the entire contract maintenance fee will be deducted prior to the withdrawal.

We will not deduct the contract maintenance fee if the value of your contract is $50,000 or more when the deduction is to be made. We may discontinue this practice at any time.

TRANSFER FEE

You can make 15 free transfers every year. We measure a year from the day we issue your contract. If you make more than 15 transfers a year, we will deduct a $25 transfer fee on each subsequent transfer.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CERTAIN CHARGES AND ADDITIONAL AMOUNTS CREDITED

We may reduce or eliminate the amount of certain insurance charges, credit additional amounts or grant bonus guaranteed interest rates when the contract is sold to groups of individuals under circumstances which reduce its sales expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.

In addition, we may waive or reduce the contract maintenance fee, credit additional amounts or grant bonus guaranteed interest rates in connection with contracts sold to employees, employees of affiliates, registered representatives, employees of broker-dealers which have a current selling agreement with us ("Eligible Individuals") and immediate family members of all Eligible Individuals when purchased directly through SunAmerica Capital Services, Inc. Such reductions or waivers may be withdrawn or modified by us. Commissions may be waived or reduced with respect to contracts established for the personal accounts of Eligible Individuals.
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                                    6. TAXES
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NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Annuities ("IRAs"), Roth IRAs, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS --
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase

Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS --
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; (6) to fund higher education expenses (as defined in the IRC); (7) to fund certain first-time home purchase expenses; and, except in the case of an IRA: (8) when you separate from service after attaining age 55; and (9) to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw an amount equal to Purchase Payments and not any earnings.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the variable Portfolios are being managed so as to comply with these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not First SunAmerica, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among portfolios or the number and type of portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the variable investment Portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.
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                            7. ACCESS TO YOUR MONEY
=============================================================

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal, either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.

Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money is withdrawn from the 3, 5, 7 or 10 year fixed investment options and, if you withdraw your entire contract value, a contract maintenance fee. (See "Expenses" for more complete information).

Your contract provides for a free withdrawal amount. Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn, plus earnings, may be withdrawn free of a withdrawal charge at any time.

After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the Purchase Payments you invested for at least one year and not yet withdrawn, less any withdrawals made during the year.

The portion of a free withdrawal which exceeds the sum of: (1) earnings in the contract and (2) Purchase Payments which were both no longer subject to the withdrawal charge schedule and are not yet withdrawn is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a withdrawal charge under the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value. As a result, you will not receive the benefit of any free withdrawal amounts if you make a complete withdrawal of your contract.

If you make a complete withdrawal, you will receive the value of your contract, less any applicable fees and charges, as calculated on the day following receipt by us at our principal place of business of a complete withdrawal request. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in any Portfolio or the fixed investment option be at least $100 after the withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Portfolio and the fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed investment option for the period permitted by law but not for more than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

This program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. The minimum amount of each withdrawal is $250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals and (2) no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.
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                                 8. PERFORMANCE
=============================================================

From time to time we may advertise the Cash Management Portfolio's yield and effective yield. In addition, the other variable investment Portfolios may also advertise total return, gross yield and yield to maturity information. These figures are based on historical data and are not intended to indicate future performance.

For periods starting prior to the date the contracts were first offered, the performance will be derived from the performance of the corresponding portfolios of the Trusts, modified to reflect Polaris' charges and expenses as if the contracts had been in existence during the period stated in the advertisement. Thus, these figures should not be construed to reflect actual historic performance.

More detailed information on the method used to calculate performance for the Portfolios is contained in the SAI.

The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent ranking agencies such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Research & Data Service ("VARDS").

At times First SunAmerica may also advertise the ratings and other information assigned to it by independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life/health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues and do not measure the ability of such companies to meet other non-policy obligations. The ratings also do not relate to the performance of the Portfolios.
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                                9. DEATH BENEFIT
=============================================================

If you should die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary.

For contracts issued prior to April 28, 1997, the death benefit is the greater of:

     (1) the value of your contract at the time we receive adequate proof of death, or

     (2) total Purchase Payments less any withdrawals.

After your seventh contract anniversary, the death benefit is the greater of (1) or (2) above or:

     (3) the value of your contract on the day before your last contract anniversary less any withdrawals plus any additional Purchase Payments since that date, or

     (4) the death benefit on the day before your last contract anniversary less any withdrawals since that anniversary.

For contracts issued on or after April 28, 1997, the death benefit is the greater of:

     (1) the value of your contract at the time we receive adequate proof of death,

     (2) total Purchase Payments less any withdrawals, or

     (3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on each contract anniversary less any withdrawals plus any additional Purchase Payments since that anniversary.

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You may select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

The death benefit is immediately payable under the contract. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, in which case he or she will not receive the death benefit.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of such proof of death, the death benefit will be paid in a lump sum.
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                             10. OTHER INFORMATION
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FIRST SUNAMERICA

First SunAmerica is a stock life insurance company organized under the laws of the state of New York on December 5, 1978. First SunAmerica is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation. First SunAmerica is licensed to do business in the states of New York, Nebraska and New Mexico.

First SunAmerica and its affiliates, SunAmerica Life Insurance Company, Anchor National Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and four broker-dealers, specialize in retirement savings and investment products and services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services.

THE SEPARATE ACCOUNT

First SunAmerica originally established a separate account, FS Variable Separate Account, under New York law on September 9, 1994. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

First SunAmerica owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business First SunAmerica may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the separate account are credited to or charged against the separate account without regard to other income, gains or losses of First SunAmerica.

THE GENERAL ACCOUNT

If you put your money into the fixed investment options, it goes into First SunAmerica's general account. The general account is made up of all of First SunAmerica's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any First SunAmerica contract owners as well as all creditors. The general account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. Commissions are paid to registered representatives for the sale of contracts. Commissions are not expected to exceed 7% of your Purchase Payment. Under some circumstances, we may pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed .65% annually. Commissions paid to registered representatives are not directly deducted from your Purchase Payment.

Furthermore, we may, from time to time, pay or allow additional promotional incentives, in the form of cash or other compensation. In some instances, these additional incentives may be offered only to certain broker-dealers that sell or are expected to sell, during specified time periods, certain minimum amounts of the contract, or other contracts offered by us.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 acts as the distributor of the contracts. SunAmerica Capital Services, Inc., an affiliate of First SunAmerica, is registered as a broker-dealer under the Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact First SunAmerica's Annuity Service Center at the telephone number and address provided in the profile section of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any inaccuracies immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within thirty days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.

First SunAmerica relies significantly on computer systems and applications in its daily operations. Many of these systems and applications are not presently year 2000 compliant. First SunAmerica's business, financial condition and results of operations could be materially and adversely affected by the failure of First SunAmerica's systems and applications (and those operated by third parties interfacing with First SunAmerica's systems and applications) to properly operate or manage dates beyond the year 1999. First SunAmerica has a coordinated plan to repair or replace these noncompliant systems and to obtain similar assurances from third parties interfacing with First SunAmerica's systems and applications and expects to significantly complete its plan by the end of calendar year 1998, leaving 1999 for testing.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. First SunAmerica and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the separate account.

CUSTODIAN

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. First SunAmerica pays State Street Bank for services based on a schedule of fees.

ADDITIONAL INFORMATION

First SunAmerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with such requirements, we file reports and other information with the SEC. Such reports and other information we file can be inspected and copied. Copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, relating to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements Reference should be made to such registration statements and exhibits for further information concerning the separate account, First SunAmerica and its general account, the Portfolios and the contract.

The SEC also maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by First SunAmerica.

SELECTED FINANCIAL INFORMATION

The following selected financial information of First SunAmerica Life Insurance Company, insofar as it relates to each of the fiscal years 1993 - 1997, has been derived from audited annual financial statements, including the balance sheets at September 30, 1996 and 1997 and the related statements of income and of cash flows for each of the three years in the period ended September 30, 1997 and the notes thereto appearing elsewhere herein. The information for the three months ended December 31, 1996 and 1997 has been derived from unaudited financial information also appearing herein and which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

This information should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which follow this selected information.

                                                                                                         THREE MONTHS ENDED
                                                             YEARS ENDED SEPTEMBER 30,                      DECEMBER 31,
                                               ------------------------------------------------------   ---------------------
                                                 1993       1994       1995       1996        1997        1996        1997
                                               --------   --------   --------   --------   ----------   --------   ----------
                                                                               (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income........................  $  1,161   $  1,892   $  2,784   $  2,798   $   19,205   $    636   $    8,547
Net realized investment gains (losses).......     1,932        445     (1,348)      (539)       5,020        459        2,075
Fee income...................................       284        749        606        911        3,521        348        1,653
General and administrative expenses..........    (1,408)    (1,319)    (1,004)    (1,480)      (3,222)      (357)        (944)
Amortization of deferred acquisition costs...      (220)        --       (300)      (500)     (10,386)      (302)      (4,026)
Annual commissions...........................       (44)       (30)       (33)       (19)        (195)        (4)        (112)
                                               --------   --------   --------   --------   ----------   --------   ----------
PRETAX INCOME................................     1,705      1,737        705      1,171       13,943        780        7,193
Income tax expense...........................      (829)      (655)      (182)      (448)      (5,090)      (316)      (2,919)
                                               --------   --------   --------   --------   ----------   --------   ----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES................       876      1,082        523        723        8,853        464        4,274
Cumulative effect of change in accounting for
  income taxes...............................        --       (725)        --         --           --         --           --
                                               --------   --------   --------   --------   ----------   --------   ----------
NET INCOME...................................  $    876   $    357   $    523   $    723   $    8,853   $    464   $    4,274
                                               ========   ========   ========   ========   ==========   ========   ==========


                                                                  AT SEPTEMBER 30,                         AT DECEMBER 31,
                                               ------------------------------------------------------   ---------------------
                                                 1993       1994       1995       1996        1997        1996        1997
                                               --------   --------   --------   --------   ----------   --------   ----------
                                                                               (IN THOUSANDS)
FINANCIAL POSITION
Investments..................................  $ 85,130   $ 78,928   $121,218   $153,237   $1,690,232   $172,392   $1,617,007
Variable annuity assets......................    24,695     26,390     32,760     68,901      171,475     85,426      194,892
Deferred acquisition costs...................     2,540      5,651      6,491     12,127       96,516     14,627       93,087
Deferred income taxes receivable.............     1,031        886         --         --           --         --           --
Other assets.................................     3,876      2,282      2,688      2,603       26,267      2,956       21,224
                                               --------   --------   --------   --------   ----------   --------   ----------
TOTAL ASSETS.................................  $117,272   $114,137   $163,157   $236,868   $1,984,490   $275,401   $1,926,210
                                               ========   ========   ========   ========   ==========   ========   ==========
Reserves for fixed annuity contracts.........  $ 68,228   $ 66,881   $106,332   $140,613   $1,556,656   $162,771   $1,534,514
Variable annuity liabilities.................    24,695     26,390     32,760     68,901      171,475     85,426      194,892
Other reserves, payables and accrued
  liabilities................................     1,220      1,051      2,003      2,784       83,297      1,105       18,328
Deferred income taxes........................        --         --        244      1,350        4,984      1,902        5,878
Shareholder's equity.........................    23,129     19,815     21,818     23,220      168,078     24,197      172,598
                                               --------   --------   --------   --------   ----------   --------   ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...  $117,272   $114,137   $163,157   $236,868   $1,984,490   $275,401   $1,926,210
                                               ========   ========   ========   ========   ==========   ========   ==========

MANAGEMENT DISCUSSION AND ANALYSIS

Management's discussion and analysis of financial condition and results of operations of First SunAmerica Life Insurance Company ("First SunAmerica") for the three years in the period ended September 30, 1997 follows. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, First SunAmerica cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, First SunAmerica, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent First SunAmerica's beliefs concerning future levels of sales and redemptions of First SunAmerica's products, investment spreads and yields, or the earnings and profitability of First SunAmerica's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond First SunAmerica's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, First SunAmerica. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to First SunAmerica specifically, such as credit, volatility and other risks associated with First SunAmerica's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by First SunAmerica with the SEC. First SunAmerica disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS 1995, 1996 AND 1997

NET INCOME totaled $8.9 million in 1997, compared with $0.7 million in 1996 and $0.5 million in 1995. On March 31, 1997, SunAmerica Life Insurance Company, the direct parent of First SunAmerica, completed the acquisition of all of the outstanding stock of John Alden Life Insurance Company of New York ("JANY"). On October 31, 1997, JANY was merged with and into First SunAmerica ("the JANY merger"). On the date of acquisition, JANY had assets having an aggregate fair value of $1.54 billion, composed primarily of invested assets totaling $1.40 billion. Liabilities assumed in this acquisition totaled $1.41 billion, including $1.36 billion of fixed annuity reserves. An amount equal to the excess of the purchase price over the fair value of the net assets acquired, amounting to $103.7 million at September 30, 1997, is included in Deferred Acquisition Costs in the balance sheet. The parent accounted for the acquisition by using the purchase method of accounting and all purchase accounting adjustments were pushed down to the accounts of JANY. First SunAmerica has accounted for the JANY merger by using the pooling method from the date of acquisition. Accordingly, the income statement includes the operating results of JANY only for the period from April 1, 1997 through September 30, 1997. Consequently, operating results for the fiscal years 1997, 1996 and 1995 are not comparable. On a pro forma basis, using the historical operating results of JANY and assuming the merger had been consummated on October 1, 1994, the beginning of the earliest period presented, net income would have been $12.4 million in 1997, $6.7 million in 1996 and $5.0 million in 1995.

PRETAX INCOME totaled $13.9 million in 1997, $1.2 million in 1996 and $0.7 million in 1995. This $12.7 million improvement in 1997 over 1996 primarily resulted from increased net investment income and net realized investment gains, partially offset by increased amortization of deferred acquisition costs, which were primarily related to the operations of JANY. The $0.5 million improvement in 1996 over 1995 primarily resulted from a decline in net realized investment losses, partially offset by increased general and administrative expenses.

NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities, totaled $19.2 million in 1997 and $2.8 million in each of 1996 and 1995. These amounts equal 2.24% on average invested assets (computed on a daily basis) of $887.4 million in 1997, 2.08% on average invested assets of $134.5 million in 1996 and 2.70% on average invested assets of $103.2 million in 1995. On a pro forma basis, assuming the merger had been consummated on October 1, 1994, net investment income on related average invested assets would have been 2.05% in 1997, 1.83% in 1996 and 1.24% in 1995.

Net investment spreads include the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $34.8 million in 1997, $13.8 million in 1996 and $17.6 million in 1995. The difference between First

SunAmerica's yield on average invested assets and the rate paid on average interest-bearing liabilities (the "Spread Difference") was 2.12% in 1997, 1.47% in 1996 and 1.69% in 1995. On a pro forma basis, assuming the merger had been consummated on October 1, 1994, the Spread Difference would have been 1.91% in 1997, 1.67% in 1996 and 1.12% in 1995.

Investment income (and the related yields on average invested assets) totaled $65.6 million (7.41%) in 1997, compared with $10.0 million (7.40%) in 1996 and $7.8 million (7.59%) in 1995. Investment income in 1997 increased primarily as a result of higher levels of average invested assets resulting from the merger of JANY with First SunAmerica. The higher yield in 1995 reflected the effects of both higher short-term interest rates and extension fee income earned on certain bonds. On a pro forma basis, assuming the merger had been consummated on October 1, 1994, the yields on related average invested assets would have been 7.37% in 1997, 7.41% in 1996 and 7.28% in 1995.

Total interest expense equaled $46.4 million in 1997, $7.2 million in 1996 and $5.0 million in 1995. The average rate paid on fixed annuity contracts was 5.28% in 1997, 5.93% in 1996 and 5.90% in 1995. Interest expense in 1997 increased primarily as a result of the higher levels of average fixed annuity reserves resulting from the JANY merger. Fixed annuity contracts averaged $1.54 billion during 1997, compared with $120.6 million during 1996 and $85.5 million during 1995. On a pro forma basis, assuming the merger had been consummated on October 1, 1994, the average rate paid on all interest-bearing liabilities would have been 5.45% in 1997, 5.74% in 1996 and 6.16% in 1995.

GROWTH IN AVERAGE INVESTED ASSETS since 1995 primarily reflects the impact of the merger of JANY with and into First SunAmerica. As part of the merger on October 31, 1997, invested assets increased by $1.50 billion. Average invested assets also increased as a result of the sales of First SunAmerica's fixed-rate products, consisting of fixed annuity premiums (including those for the fixed accounts of variable annuity products). Fixed annuity premiums totaled $131.7 million in 1997, compared with $45.4 million in 1996 and $51.7 million in 1995. These premiums include premiums for the fixed accounts of variable annuities totaling $68.9 million, $41.2 million and $2.9 million, respectively, which have increased primarily because of increased sales of First SunAmerica's Polaris product and greater inflows into the one-year fixed account of that product. First SunAmerica has observed that many purchasers of its variable annuity contracts allocate new premiums to the one-year fixed account and concurrently elect the option to dollar cost average into one or more variable funds. Accordingly, First SunAmerica anticipates that it will see a large portion of these premiums transferred into the variable funds.
NET REALIZED INVESTMENT GAINS totaled $5.0 million in 1997, compared to $0.5 million of losses in 1996 and $1.3 million of losses in 1995. Net realized investment gains in 1997 include impairment writedowns of $0.1 million. Net realized investment losses in 1996 include impairment writedowns of $0.1 million. Therefore, net gains from sales of investments totaled $5.1 million in 1997 and net losses from sales of investments totaled $0.4 million in 1996. There were no impairment writedowns in 1995.

First SunAmerica sold invested assets, principally bonds and notes, aggregating $734.2 million, $80.0 million and $57.7 million in 1997, 1996 and 1995, respectively. Sales of investments result from the active management of First SunAmerica's investment portfolio. Because sales of investments are made in both rising and falling interest rate environments, net gains and losses from sales of investments fluctuate from period to period, and represent 0.32%, 0.27% and 1.31% of average invested assets for 1997, 1996 and 1995, respectively. Active portfolio management involves the ongoing evaluation of assets sectors, individual securities within the investment portfolio and the reallocation of investments from sectors that are perceived to be relatively overvalued to sectors that are perceived to be relatively undervalued. The intent of First SunAmerica's active portfolio management is to maximize total returns on the investment portfolio, taking into account credit and interest-rate risk.

VARIABLE ANNUITY FEES are based on the market value of assets in separate accounts supporting variable annuity contracts. Such fees totaled $1.7 million in 1997, $0.7 million in 1996 and $0.4 million in 1995. These increased fees reflect growth in average variable annuity assets, principally due to the receipt of variable annuity premiums, increased market values and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity assets averaged $111.8 million during 1997, $46.2 million during 1996 and $27.8 million during 1995. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $56.3 million in 1997, $28.6 million in 1996 and $5.9 million in 1995. Sales of variable annuity products (which include premiums allocated to the fixed accounts) ("Variable Annuity Product Sales") amounted to $125.2 million, $69.8 million and $8.8 million in 1997, 1996 and 1995, respectively. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices. First SunAmerica has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future. Also, recent administration budget proposals include the proposed taxation of exchanges involving variable annuity contracts and reallocation within variable annuity contracts and certain other proposals relating to annuities (see "Regulation").

SURRENDER CHARGES on fixed and variable annuities totaled $1.8 million in 1997, compared with $221,000 in 1996 and $194,000 in 1995. Increased surrender charges in 1997 reflect the JANY merger. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first seven years of an annuity contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $93.5 million (including $72.9 million attributable to the merger) in 1997, compared with $12.7 million in 1996 and $17.7 million in 1995. These payments represent 9.87% (10.80% of average fixed annuity reserves associated with the merger), 8.06% and 16.93%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $5.3 million in 1997, $2.8 million in 1996 and $3.6 million in 1995. Higher withdrawal payments in 1997 are due to the significant growth in First SunAmerica's annuity reserves. Higher withdrawals in 1995 compared to 1996 are due to policies coming off surrender charge restrictions. Management anticipates that withdrawal rates will gradually increase in future periods.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $3.2 million in 1997, compared with $1.5 million in 1996 and $1.0 million in 1995. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $10.4 million in 1997, compared with $0.5 million in 1996 and $0.3 million in 1995. The increase in amortization primarily reflects the amortization of the deferred acquisition costs attributable to the JANY merger, which aggregated $9.2 million in 1997. Amortization has also increased during the three-year period due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other direct selling costs.

ANNUAL COMMISSIONS represent renewal commissions, including those paid quarterly in arrears to maintain the persistency of certain of First SunAmerica's annuity contracts. Annual commissions totaled $195,000 in 1997, $19,000 in 1996 and $33,000 in 1995. The increase in 1997 is primarily attributable to the annuity contracts acquired in the merger. Based on current sales, First SunAmerica estimates that such annual commissions will increase in future periods.

INCOME TAX EXPENSE totaled $5.1 million in 1997, compared with $0.4 million in 1996 and $0.2 million in 1995, representing effective tax rates of 37% in 1997, 38% in 1996 and 26% in 1995. The differing tax rates for 1996 and 1995 reflect changes in state income tax expense.

FINANCIAL CONDITION AND LIQUIDITY

SHAREHOLDER'S EQUITY increased to $168.1 million at September 30, 1997 from $23.2 million at September 30, 1996, primarily due to $130.0 million of additional paid-in capital resulting from the JANY merger. Shareholder's equity also increased due to $8.9 million of net income recorded in 1997 and $5.8 million of net unrealized gains on debt and equity securities available for sale (credited directly to shareholder's equity), versus $0.2 million of net unrealized losses on such securities recorded at September 30, 1996.

INVESTED ASSETS at year end totaled $1.69 billion in 1997, compared with $153.2 million at year-end 1996. This increase primarily resulted from the JANY merger (with related invested assets aggregating $1.50 billion at the date of the merger). Sales of fixed annuities also contributed to this increase in invested assets.

The Company manages most of its invested assets internally. The Company's general investment philosophy is to hold fixed-rate assets for long-term investment. Thus, it does not have a trading portfolio. However, First SunAmerica has determined that all of its portfolio of bonds and notes (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in relative value of asset sectors and individual securities, changes in prepayment risk, changes in the credit quality outlook for certain securities, First SunAmerica's need for liquidity and other similar factors.

THE BOND PORTFOLIO, which comprises 88% of First SunAmerica's total investment portfolio (at amortized cost), had an aggregate fair value that exceeded its amortized cost by $40.1 million at September 30, 1997. At September 30, 1996, the amortized cost exceeded the fair value of the Bond Portfolio by $0.5 million. The net unrealized gains on the Bond Portfolio since September 30, 1996 reflect the increased size of the Portfolio and the lower prevailing interest rates at September 30, 1997 compared to those at September 30, 1996.

At September 30, 1997, the Bond Portfolio (at amortized cost) included $1.43 billion of bonds rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or the National Association of Insurance Commissioners ("NAIC"), and $29.0 million of bonds rated by First SunAmerica pursuant to statutory ratings guidelines established by the NAIC. At September 30, 1997, approximately $1.37 billion of the

Bond Portfolio was investment grade, including $522.8 million of U.S. government/agency securities and mortgage-backed securities ("MBSs").

At September 30, 1997, the Bond Portfolio included $91.1 million (at amortized cost with a fair value of $94.4 million) of bonds that were not investment grade. Based on their September 30, 1997 amortized cost, these non-investment-grade bonds accounted for 4.6% of First SunAmerica's total assets and 5.5% of its invested assets.

Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company had no material concentrations of non-investment-grade securities at September 30, 1997. The following table summarizes First SunAmerica's rated bonds by rating classification as of September 30, 1997.

                      RATED BONDS BY RATING CLASSIFICATION
                             (DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------------
                                                              ISSUES NOT RATED BY S&P/MOODY'S/
            ISSUES RATED BY S&P/MOODY'S/DCR/FITCH                DCR/FITCH, BY NAIC CATEGORY                  TOTAL
     ---------------------------------------------------    -------------------------------------    ------------------------
          S&P/(MOODY'S)/                      ESTIMATED       NAIC                      ESTIMATED                  PERCENT OF
           [DCR]/[FITCH]        AMORTIZED        FAIR       CATEGORY    AMORTIZED         FAIR       AMORTIZED      INVESTED
            CATEGORY(1)            COST         VALUE         (2)         COST            VALUE         COST       ASSETS(3)
     ------------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------------------------------------------------------------------
     AAA to A-
       (Aaa to A3)
       [AAA to A-]
       [AAA to A-]............  $ 935,704     $  961,799        1       $173,912        $178,004     $1,109,616       67.25%
     BBB+ to BBB-
       (Baa1 to Baa3)
       [BBB+ to BBB-]
       [BBB+ to BBB-].........    237,140        243,009        2         21,226          22,021       258,366        15.66
     BB+ to BB-
       (Ba1 to Ba3)
       [BB+ to BB-]
       [BB+ to BB-]...........        993          1,022        3              0               0           993         0.06
     B+ to B-
       (B1 to B3)
       [B+ to B- ]
       [B+ to B- ]............     88,148         91,398        4          1,989           2,000        90,137         5.46
     CCC+ to C
       (Caa to C)
       [CCC]
       [CCC+ to C-]...........          0              0        5              0               0             0         0.00
     C1 to D
       [DD]
       [D]....................          0              0        6              0               0             0         0.00
                                ----------    ----------                --------        --------     ----------
     Total rated issues.......  $1,261,985    $1,297,228                $197,127        $202,025     $1,459,112
                                ==========    ==========                ========        ========     ==========
-----------------------------------------------------------------------------------------------------------------------------

---  ----------------

       TOTAL
     ----------
     ESTIMATED
        FAIR
       VALUE
     ----------


     $1,139,803

        265,030

          1,022

         93,398

              0

              0
     ----------
     $1,499,253
     ==========
-------------------------

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. DCR rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, DCR and Fitch ratings if rated by multiple agencies.

(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/DCR/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. The NAIC categories include $29.0 million (at amortized cost) of assets that were rated by First SunAmerica pursuant to applicable NAIC rating guidelines.

(3) At amortized cost.

SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and their amortized cost aggregated $144.2 million at September 30, 1997. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1997, Secured Loans consisted of loans to 65 borrowers spanning 20 industries, with 20% of these assets (at amortized cost) concentrated in utilities, 17% concentrated in financial institutions and 11% concentrated in aerospace-defense. No other industry constituted more than 10% of these assets.

While the trading market for First SunAmerica's privately traded Secured Loans is more limited than for publicly traded issues, management believes that participation in these transactions has enabled First SunAmerica to improve its investment yield. As a result of restrictive financial covenants, these Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities. However, management believes that the risk of loss upon default for these Secured Loans is mitigated by such financial covenants and the collateral values underlying the Secured Loans. The Company's Secured Loans are rated by S&P, Moody's, DCR, Fitch, the NAIC or by First SunAmerica, pursuant to comparable statutory ratings guidelines established by the NAIC.

MORTGAGE LOANS aggregated $131.1 million at September 30, 1997 and consisted of 123 commercial first mortgage loans with an average loan balance of approximately $1.1 million, collateralized by properties located in 29 states. Approximately 58% of this portfolio was retail, 21% was office, 9% was industrial, 9% was multifamily residential and 3% was other types. At September 30, 1997, approximately 13% and 12% of this portfolio were secured by properties located in Florida and New York, respectively, and no more than 10% of this portfolio was secured by properties located in any other single state. At September 30, 1997, there were no mortgage loans with outstanding balances of $10 million or more. Approximately 12.3% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 2001. During 1997, 1996 and 1995, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.

At September 30, 1997, all mortgage loans were seasoned loans underwritten to First SunAmerica's standards and purchased at or near par from other financial institutions. Such loans generally have higher average interest rates than loans that could be originated today.

ASSET-LIABILITY MATCHING is utilized by First SunAmerica to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed-rate investments that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed rate investments are priced over the yield curve, and general economic conditions. Its portfolio strategy is constructed with a view to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety. The Company's fixed-rate products incorporate surrender charges or other restrictions in order to encourage persistency. Approximately 96% of First SunAmerica's fixed annuity reserves had surrender penalties or other restrictions at September 30, 1997.

As part of its asset-liability matching discipline, First SunAmerica conducts detailed computer simulations that model its fixed-rate assets and liabilities under commonly used stress-test interest rate scenarios. With the results of these computer simulations, First SunAmerica can measure the potential gain or loss in fair value of its interest-rate sensitive instruments and seek to protect its economic value and achieve a predictable spread between what it earns on its invested assets and what it pays on its liabilities by designing its fixed-rate products and conducting its investment operations to closely match the duration of the fixed-rate assets to that of its fixed-rate liabilities. The Company's fixed-rate assets include: cash and short-term investments; bonds and notes; and mortgage loans. At September 30, 1997, these assets had an aggregate fair value of $1.69 billion with a duration of 4.0. At September 30, 1997, First SunAmerica's fixed annuity liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $1.49 billion with a duration of 3.3. The Company's potential exposure due to a relative 10% increase in interest rates prevalent at September 30, 1997 is a loss of approximately $9.2 million in fair value of its fixed-rate assets that is not offset by an increase in the fair value of its fixed-rate liabilities. Because First SunAmerica actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.

Duration is a common option-adjusted measure for the price sensitivity of a fixed-maturity portfolio to changes in interest rates. It measures the approximate percentage change in the market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in cash flows resulting from embedded options such as policy surrenders, investment prepayments and bond calls. It also incorporates the assumption that First SunAmerica will continue to utilize its existing strategies of pricing its fixed annuity products, allocating its available cash flow amongst its various investment portfolio sectors and maintaining sufficient levels of liquidity. Because the calculation of duration involves estimation and incorporates assumptions, potential changes in portfolio value indicated by the portfolio's duration will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.

The Company also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos") and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

There are risks associated with some of the techniques First SunAmerica uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with First SunAmerica's Reverse Repos is counterparty risk. The Company believes, however, that the counterparties to its Reverse Repos are financially responsible and that the counterparty risk associated with those transactions is minimal. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase. As part of its decision to purchase an MBS, First SunAmerica assesses the risk of prepayment by analyzing the security's projected performance over an array of interest-rate scenarios. Once an MBS is purchased, First SunAmerica monitors its actual prepayment experience monthly to reassess the relative attractiveness of the security with the intent to maximize total return.

INVESTED ASSETS EVALUATION routinely includes a review by First SunAmerica of its portfolio of debt securities.

Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying values of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.

The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made. The valuation allowances on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $2.3 million at September 30, 1997 (at amortized cost after impairment writedowns, with a fair value of $2.3 million), and constituted 0.1% of total invested assets. At September 30, 1996, defaulted investments totaled $0.2 million, and constituted 0.1% of total invested assets.

SOURCES OF LIQUIDITY are readily available to First SunAmerica in the form of First SunAmerica's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1997, approximately $1.40 billion of First SunAmerica's Bond Portfolio had an aggregate unrealized gain of $40.7 million, while approximately $57.3 million of the Bond Portfolio had an aggregate unrealized loss of $0.5 million. In addition, First SunAmerica's investment portfolio currently provides approximately $14.8 million of monthly cash flow from scheduled principal and interest payments. Historically, cash flows from operations and from the sale of First SunAmerica's annuity products have been sufficient in amount to satisfy First SunAmerica's liquidity needs.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, First SunAmerica's average cost of funds would increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on First SunAmerica's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.

In a declining rate environment, First SunAmerica's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals, First SunAmerica believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.

The Company relies significantly on computer systems and applications in its daily operations. Many of these systems are not presently year 2000 compliant. The Company's business, financial condition and results of operations could be materially and adversely affected by the failure of First SunAmerica's systems and applications (and those operated by third parties interfacing with First SunAmerica's systems and applications) to properly operate or manage dates beyond the year 1999. The Company's Parent has a coordinated plan to repair or replace these noncompliant systems, and to obtain similar assurances from third parties interfacing with First SunAmerica's systems and applications, and expects to significantly complete its plan by the end of the calendar year 1998. The cost of these changes will be substantially borne by First SunAmerica's affiliates and will not have a material impact on First SunAmerica's results of operations.

RESULTS OF OPERATIONS FOR THE FIRST THREE MONTHS OF FISCAL 1998

NET INCOME totaled $4.3 million for the three months ended December 31, 1997 ("the First Quarter 1998"), compared with net income of $0.5 million for the three months ended December 31, 1996 ("the First Quarter 1997"). On a pro forma basis, using the historical operating results of JANY and assuming the merger had been consummated on October 1, 1996, the beginning of the prior-year period discussed herein, net income would have been $2.5 million for the First Quarter 1997.

PRETAX INCOME totaled $7.2 million in the First Quarter 1998, compared with pretax income of $0.8 million in the First Quarter 1997. This $6.4 million improvement primarily resulted from increased net investment income, net realized investment gains and variable annuity fees, partially offset by increased amortization of deferred acquisition costs, which are primarily related to the operations of JANY.

NET INVESTMENT INCOME increased to $8.5 million in the First Quarter 1998 from $0.6 million in the First Quarter 1997. These amounts equal 2.17% on average invested assets (computed on a daily basis) of $1.58 billion in the First Quarter 1998 and 1.58% on average invested assets of $160.5 million in the First Quarter 1997. As a result of the merger, net investment income as a percent of average invested assets has increased. On a pro forma basis, assuming the merger had been consummated on October 1, 1996, net investment income on related average invested assets would have totaled $7.7 million, representing 1.96% on pro forma average invested assets of $1.56 billion, for the First Quarter 1997.

The excess of average invested assets over average interest-bearing liabilities amounted to $30.9 million in the First Quarter 1998 and $10.8 million in the First Quarter 1997. The Spread Difference was 2.06% in the First Quarter 1998 and 1.18% in the First Quarter 1997. On a pro forma basis, assuming the merger had been consummated on October 1, 1996, the Spread Difference would have been 1.78% for the First Quarter 1997.

Investment income (and the related yields on average invested assets) totaled $29.9 million (7.57%) in the First Quarter 1998, compared with $2.9 million (7.21%) in the First Quarter 1997. Investment income increased primarily because of the higher levels of average invested assets resulting from the merger of JANY with First SunAmerica. On a pro forma basis, assuming the merger had been consummated on October 1, 1996, investment income would have been $28.8 million (7.37%) for the First Quarter 1997. Investment yields were higher in the First Quarter 1998 because a reapportionment of the portfolio resulted in the acquisition of higher-yielding bonds.

Total interest expense equaled $21.3 million in the First Quarter 1998 and $2.3 million in the First Quarter 1997. The average rate paid on all interest-bearing liabilities was 5.51% in the First Quarter 1998 and 6.03% in the First Quarter 1997. Interest-bearing liabilities averaged $1.55 billion in the First Quarter 1998 and $149.7 million in the First Quarter 1997. On a pro forma basis, assuming the merger had been consummated on October 1, 1996, the average rate paid on interest-bearing liabilities would have been 5.59% for the First Quarter 1997.

NET REALIZED INVESTMENT GAINS totaled $2.1 million in the First Quarter 1998, compared with $0.5 million in the First Quarter 1997. There were no impairment writedowns in the First Quarters of 1998 and 1997.

The Company sold invested assets, principally bonds and notes, aggregating $228.3 million and $7.4 million in the First Quarter 1998 and the First Quarter 1997, respectively. Sales of investments result from the active management of First SunAmerica's investment portfolio. Because sales of investments are made in both rising and falling interest rate environments, net gains and losses from sales of investments fluctuate from period to period, and represent 0.13% and 0.29% of average invested assets for the First Quarter 1998 and the First Quarter 1997, respectively.

VARIABLE ANNUITY FEES totaled $0.7 million in the First Quarter 1998 and $0.3 million in the First Quarter 1997. These increased fees reflect growth in average variable annuity assets, principally due to the receipt of variable annuity premiums, increased market values and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity assets averaged $180.9 million during the First Quarter 1998 and $77.6 million during the First Quarter 1997. Variable Annuity Product Sales amounted to $23.6 million in the First Quarter 1998 and $37.1 million in the First Quarter 1997. The decline in Variable Annuity Product Sales may be attributed to more restrictive fixed-rate promotions in the First Quarter 1998 than in the First Quarter 1997.

SURRENDER CHARGES on fixed and variable annuities totaled $1.0 million in the First Quarter 1998, compared with $56,000 in the First Quarter 1997. Withdrawal payments totaled $57.7 million (including $51.5 million attributable to the merger) in the First Quarter 1998 and $3.8 million in the First Quarter 1997. These payments represent 13.6% (15.3% of average fixed annuity reserves associated with the merger) and 7.0%, respectively, of the aggregate of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $2.0 million in the First Quarter 1998 and $1.3 million in the First Quarter 1997, and represent 4.4% and 7.0%, respectively, of average variable annuity liabilities. Approximately 92% of First SunAmerica's fixed annuity reserves had surrender penalties or other restrictions at December 31, 1997. Management anticipates that withdrawal rates will gradually increase in the foreseeable future.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $0.9 million in the First Quarter 1998 and $0.4 million in the First Quarter 1997. Expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $4.0 million in the First Quarter 1998, compared with $0.3 million in the First Quarter 1997. The increase in amortization primarily reflects the amortization of the deferred acquisition costs attributable to the merger, which aggregated $3.5 million. Amortization has also increased due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other direct selling costs.

ANNUAL COMMISSIONS totaled $112,000 in the First Quarter 1998 and $4,000 in the First Quarter 1997. This increase is primarily attributable to the annuity contracts acquired in the merger. Based on current sales, First SunAmerica estimates that such annual commissions will increase in future periods.

INCOME TAX EXPENSE totaled $2.9 million in the First Quarter 1998, compared with $0.3 million in the First Quarter 1997, representing effective annualized tax rates of 41% in both periods.

FINANCIAL CONDITION AND LIQUIDITY AT DECEMBER 31, 1997

SHAREHOLDER'S EQUITY increased 2.7% to $172.6 million at December 31, 1997 from $168.1 million at September 30, 1997, primarily due to the $4.3 million of net income recorded in the First Quarter 1998 and the $0.2 million increase in net unrealized gains on debt and equity securities available for sale.

TOTAL ASSETS decreased by 2.9% to $1.93 billion at December 31, 1997 from $1.98 billion at September 30, 1997, principally due to a $73.2 million decrease in invested assets, partially offset by a $23.4 million increase in variable annuity assets.

INVESTED ASSETS at December 31, 1997 totaled $1.62 billion, compared with $1.69 billion at September 30, 1997. This 4.3% decrease primarily resulted from the $34.8 million payment to Bankers Life Insurance Company in connection with the sale of JANY's life and accident and health business and from a $22.1 million decline in the reserve for fixed annuities.

THE BOND PORTFOLIO, which comprises 87% of First SunAmerica's total investment portfolio (at amortized cost), had an aggregate fair value that exceeded its amortized cost by $39.4 million at December 31, 1997. At September 30, 1997, the fair value of the Bond Portfolio exceeded its amortized cost by $40.1 million.

At December 31, 1997, the Bond Portfolio (at amortized cost) included $1.34 billion of bonds rated by S&P, Moody's, DCR, Fitch or under comparable statutory rating guidelines established by the NAIC, and $28.1 million of bonds rated by First SunAmerica pursuant to statutory ratings guidelines established by the NAIC. At December 31, 1997, approximately $1.28 billion of the Bond Portfolio (at amortized cost) was investment grade, including $484.0 million of U.S. government/agency securities and MBSs.

At December 31, 1997, the Bond Portfolio included $93.0 million (at amortized cost with a fair value of $95.7 million) of bonds that were not rated investment grade. Based on their December 31, 1997 amortized cost, these non-investment-grade bonds accounted for 4.8% of First SunAmerica's total assets and 5.9% of invested assets. The Company had no material concentrations of non-investment-grade securities at December 31, 1997.

SECURED LOANS are included in the Bond Portfolio and their amortized cost aggregated $131.4 million at December 31, 1997. At December 31, 1997, Secured Loans consisted of $118.6 million of publicly traded securities and $12.8 million of privately traded securities. These secured loans are composed of loans to 66 borrowers spanning 19 industries, with 19% of these assets (at amortized cost) concentrated in utilities, 13% concentrated in financial institutions, 12% concentrated in aerospace-defense and 11% concentrated in technology. No other industry constituted more than 8% of these assets.

MORTGAGE LOANS aggregated $130.0 million at December 31, 1997 and consisted of 123 commercial first mortgage loans with an average loan balance of approximately $1.1 million, collateralized by properties located in 29 states. Approximately 57.6% of this portfolio was retail, 21.1% was office, 9.5% was industrial and 11.8% was other types. At December 31, 1997, approximately 13% and 12% of this portfolio were secured by properties located in Florida and New York, respectively, and no more than 10% of this portfolio was secured by properties located in any other single state. At December 31, 1997, there were no mortgage loans with outstanding balances of $10 million or more, and approximately 14.2% of the mortgage loan portfolio consisted of loans with balloon payments due before January 1, 2001. During the three months ended December 31, 1997, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.

At December 31, 1997, all mortgage loans were seasoned loans underwritten to First SunAmerica's standards and purchased at or near par from other financial institutions.

At December 31, 1997, First SunAmerica's fixed-rate assets had an aggregate fair value of $1.62 billion with a duration of 3.9. At December 31, 1997, First SunAmerica's fixed annuity liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $1.47 billion with a duration of 3.4. The Company's potential exposure due to a relative 10% increase in interest rates prevalent at December 31, 1997 is a loss of approximately $7.9 million in fair value of its fixed-rate assets that is not offset by an increase in the fair value of its fixed-rate liabilities. Because First SunAmerica actively manages its assets and liabilities and has strategies in place to maintain its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $2.3 million at December 31, 1997 and September 30, 1997 (at amortized cost, with a fair value of $2.3 million), and constituted 0.1% of total invested assets.

SOURCES OF LIQUIDITY are readily available to First SunAmerica in the form of First SunAmerica's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At December 31, 1997, approximately $1.30 billion of First SunAmerica's Bond Portfolio had an aggregate unrealized gain of $44.2 million, while approximately $67.2 million of the Bond Portfolio had an aggregate unrealized loss of $4.8 million. In addition, First SunAmerica's investment portfolio currently provides approximately $15.1 million of monthly cash flow from scheduled principal and interest payments.

PROPERTIES

First SunAmerica's executive offices and its principal office are in leased premises at 733 Third Avenue, New York, New York 10017. First SunAmerica, through an affiliate, also leases office space in Los Angeles, Woodland Hills and Torrance, California.

First SunAmerica believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of its business.

DIRECTORS AND EXECUTIVE OFFICERS

First SunAmerica's directors and officers as of February 28, 1998 are listed below:

                                                                                            OTHER POSITIONS AND
                                                                   YEAR                       OTHER BUSINESS
                                         PRESENT                  ASSUMED                    EXPERIENCE WITHIN
       NAME          AGE               POSITION(S)              POSITION(S)                  LAST FIVE YEARS**
==============================================================================================================================
Eli Broad*           64   Chairman, Chief Executive Officer and    1994      Co-founded SunAmerica Inc. (SAI) in 1957
                          President of First SunAmerica
                          Chairman, Chief Executive Officer and    1986
                          President of SAI
------------------------------------------------------------------------------------------------------------------------------
Jay S. Wintrob*      40   Executive Vice President of First        1991      (Joined SAI in 1987)
                          SunAmerica
                          Vice Chairman of SAI                     1995
------------------------------------------------------------------------------------------------------------------------------
James R. Belardi*    40   Senior Vice President of First           1992      Vice President and Treasurer (Jointed SAI in
                          SunAmerica                                         1986)
                          Executive Vice President of SAI          1995
------------------------------------------------------------------------------------------------------------------------------
Jana W. Greer*       45   Senior Vice President of First           1991      (Jointed SAI in 1974)
                          SunAmerica and SAI
------------------------------------------------------------------------------------------------------------------------------
Peter McMillan,      40   Executive Vice President and Chief       1994      Senior Vice President, SunAmerica Investments,
  III*                    Investment Officer of SunAmerica                   Inc.
                          Investments, Inc.
------------------------------------------------------------------------------------------------------------------------------
Scott L. Robinson*   51   Senior Vice President and Treasurer      1991      (Joined SAI in 1978)
                          of First SunAmerica
                          Senior Vice President and Controller
                          of SAI
------------------------------------------------------------------------------------------------------------------------------
James W. Rowan*      35   Senior Vice President of First           1996      Vice President
                          SunAmerica and SAI                                 Assistant to the Chairman
                                                                             Senior Vice President, Security Pacific Corp.
------------------------------------------------------------------------------------------------------------------------------
Lorin M. Fife*       44   Senior Vice President, General           1994      Vice President and General Counsel - Regulatory
                          Counsel and Assistant Secretary of                 Affairs of SAI
                          First SunAmerica
                          Senior Vice President and General        1995      Vice President and Associate General Counsel of
                          Counsel - Regulatory Affairs of SAI                SAI (Joined SAI in 1989)
------------------------------------------------------------------------------------------------------------------------------
Susan L. Harris*     41   Senior Vice President and Secretary      1994      Vice President, General Counsel - Corporate
                          of First SunAmerica                                Affairs and Secretary of SAI
                          Senior Vice President, General           1995      Vice President, Associate General Counsel and
                          Counsel - Corporate Affairs and                    Secretary of SAI (Joined SAI in 1985)
                          Secretary of SAI
------------------------------------------------------------------------------------------------------------------------------
N. Scott Gillis      44   Senior Vice President and Controller     1994      Vice President and Controller, SunAmerica Life
                          of First SunAmerica                                Companies
                          Vice President of SAI                    1997      (Joined SAI in 1985)
------------------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio   40   Senior Vice President and Chief          1995      Vice President and Actuary, SunAmerica Life
                          Actuary of First SunAmerica                        Companies
------------------------------------------------------------------------------------------------------------------------------
Victor E. Akin       33   Senior Vice President of First           1996      Vice President, SunAmerica Life Companies
                          SunAmerica
                                                                             Director, SunAmerica Life Companies
                                                                             Manager, SunAmerica Life Companies
                                                                             Actuary, Milliman & Robertson
                                                                             Consultant, Chalke Inc.
------------------------------------------------------------------------------------------------------------------------------
Scott H. Richland    35   Vice President                           1994      Vice President and Treasurer of SAI
                          Senior Vice President of SAI             1997      Vice President and Asst. Treasurer of SAI
                                                                             Asst. Treasurer of SAI
                                                                             Director, SunAmerica Investments, Inc.
                                                                             (Joined SAI in 1990)
------------------------------------------------------------------------------------------------------------------------------
David W. Ferguson    44   Director                                 1987      Partner, Davis Polk & Wardwell
------------------------------------------------------------------------------------------------------------------------------
Thomas A. Harnett    73   Director                                 1987      Partner, Lane & Mitterdorf, LLP
------------------------------------------------------------------------------------------------------------------------------
Margery K. Neale     38   Director                                 1996      Partner, Shereff, Friedman, Hoffman & Goodman,
                                                                             LLP
------------------------------------------------------------------------------------------------------------------------------
Lester Pollack       64   Director                                 1987      Chief Executive Officer, Centre Partners, L.P.
                                                                             General Partner, Lazard Freres & Co.
                                                                             Senior Managing Director, Corporate Partners,
                                                                             L.P.
------------------------------------------------------------------------------------------------------------------------------
Richard D. Rohr      71   Director                                 1987      Partner, Bodman, Longley & Dahling
==============================================================================================================================


       NAME           FROM-TO
------------------------------
----------------------------------------
Eli Broad*

--------------------------------------------------
Jay S. Wintrob*

------------------------------------------------------------
James R. Belardi*    1989-1992

----------------------------------------------------------------------
Jana W. Greer*

--------------------------------------------------------------------------------
Peter McMillan,      1989-1994
  III*

------------------------------------------------------------------------------------------
Scott L. Robinson*

----------------------------------------------------------------------------------------------------
James W. Rowan*      1993-1995
                       1992
                     1986-1992
--------------------------------------------------------------------------------------------------------------
Lorin M. Fife*       1994-1995

                     1989-1994

------------------------------------------------------------------------------------------------------------------------
Susan L. Harris*     1994-1995

                     1989-1994

------------------------------------------------------------------------------------------------------------------------------
N. Scott Gillis      1989-1994

------------------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio   1990-1995

------------------------------------------------------------------------------------------------------------------------------
Victor E. Akin       1995-1996

                     1994-1995
                     1993-1994
                     1992-1993
                     1991-1992
------------------------------------------------------------------------------------------------------------------------------
Scott H. Richland    1995-1997
                     1994-1995
                     1993-1994
                     1990-1993

------------------------------------------------------------------------------------------------------------------------------
David W. Ferguson     1980 to
                      present
------------------------------------------------------------------------------------------------------------------------------
Thomas A. Harnett     1989 to
                      present
------------------------------------------------------------------------------------------------------------------------------
Margery K. Neale      1990 to
                      present
------------------------------------------------------------------------------------------------------------------------------
Lester Pollack        1986 to
                      present
                      1986 to
                      present
                      1988 to
                      present
------------------------------------------------------------------------------------------------------------------------------
Richard D. Rohr       1958 to
                      present
==============================================================================================================================

 * Also serves as a director.
** Unless otherwise indicated, offices and positions are with SunAmerica Inc.

EXECUTIVE COMPENSATION

All of the executive officers of First SunAmerica also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from First SunAmerica. Some of the officers also serve as officers of other companies affiliated with First SunAmerica. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of First SunAmerica.

The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of First SunAmerica whose allocated compensation exceeds $100,000 and to all executive officers of First SunAmerica as a group for services rendered in all capacities in First SunAmerica during 1997:


------------------------------------------------------------
NAME OF
INDIVIDUAL                                         ALLOCATED
OR NUMBER              CAPACITIES IN                    CASH
IN GROUP               WHICH SERVED             COMPENSATION
------------------------------------------------------------
 Eli Broad           Chairman, Chief Executive    $ 8,700
                       Officer and President
 Joseph M. Tumbler   Executive Vice President       5,438
 Jay S. Wintrob      Executive Vice President       5,438
 James R. Belardi    Senior Vice President          2,538
 Jana Waring Greer   Senior Vice President          4,812
 All Executive
   Officers as a
   Group (14)                                     $46,308
------------------------------------------------------------

Directors of First SunAmerica who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.

SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT

No shares of First SunAmerica owned by any executive officer or director. First SunAmerica is an indirect wholly-owned subsidiary of SunAmerica Inc. Except for Mr. Eli Broad, Chairman and Chief Executive Officer of SunAmerica Inc., the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At February 28, 1998, Mr. Broad was the beneficial owner of 10,705,879 shares of Common Stock (5.7% of the class outstanding) and 13,740,441 shares of Class B Common Stock (84.4% of the class outstanding). Of the Common Stock, 1,063,773 shares represent restricted shares granted under SunAmerica Inc.'s employee stock plans as to which Mr. Broad has no investment power; 113,769 shares are registered in the name of a corporation of which Mr. Broad is a director and has sole voting and dispositive powers, 97,704 shares are held by a foundation of which Mr. Broad is a director and shares voting and dispositive powers; 6,949,512 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before May 15, 1998 and as to which he has no voting or investment power. Of the Class B Stock, 12,684,210 shares are held directly by Mr. Broad; and 1,056,231 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At February 28, 1998, all directors and officers as a group beneficially owned 14,108,892 shares of Common Stock (7.5% of the class outstanding) and 13,740,441 shares of Class B Common Stock (84.4% of the class outstanding).

REGULATION

First SunAmerica is subject to regulation and supervision by the insurance regulatory agencies of the States of New York, New Mexico and Nebraska, the states in which First SunAmerica is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The

NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and First SunAmerica is monitoring developments in this area and the effects any changes would have on First SunAmerica.

From time to time, Federal initiatives are proposed that could affect First SunAmerica's businesses. Such initiatives include employee benefit plan regulations and tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products. Recent administration budget proposals include the proposed taxation of exchanges involving variable annuity contracts and reallocations within variable annuity contracts and certain other proposals relating to annuities. First SunAmerica believes these proposals have a small likelihood of being enacted, because they would discourage retirement savings and there is strong popular and industry opposition to them. Other proposals made in recent years to limit the tax deferral of annuities have not been enacted. First SunAmerica believes that certain of the proposals, if implemented, would have an adverse effect on First SunAmerica's ability to sell variable annuities, and, consequently, on its results of operations. However, First SunAmerica would not expect this to materially impact earnings in the near term because First SunAmerica believes that adoption of the administration proposals, however unlikely, would reduce annuity surrenders on the existing block of variable annuity contracts and the ongoing earnings potential arising from that block would offset the near-term economic impact of the potential decrease in sales.

INDEPENDENT ACCOUNTANTS

The financial statements of First SunAmerica as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

=============================================================
                              TABLE OF CONTENTS OF
                      STATEMENT OF ADDITIONAL INFORMATION
=============================================================

Separate Account..............................    3
General Account...............................    4
Performance Data..............................    4
Annuity Payments..............................    9
Annuity Unit Values...........................   10
Taxes.........................................   13
Distribution of Contracts.....................   17
Financial Statements..........................   17

=============================================================
                              FINANCIAL STATEMENTS
=============================================================

The consolidated financial statements of First SunAmerica which are included in this prospectus should be considered only as bearing on the ability First SunAmerica to meet its obligations with respect to amounts allocated to the fixed investment options and with respect to the death benefit and our assumption of the mortality and expense risks and the risks that the withdrawal charge will not be sufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the variable Portfolios. The value of the variable Portfolios is affected primarily by the performance of the underlying investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of First SunAmerica Life Insurance Company

In our opinion, the accompanying balance sheet and the related income statement and statement of cash flows present fairly, in all material respects, the financial position of First SunAmerica Life Insurance Company (the "Company") at September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2, the financial statements for the year ended September 30, 1997 have been restated to reflect the merger of John Alden Life Insurance Company of New York ("JANY") with and into the Company. The merger was accounted for similar to a pooling of interest. The income statement includes the operating results of JANY only for the period from April 1, 1997 (the date of acquisition of JANY by SunAmerica Life Insurance Company, the direct parent of the Company) through September 30, 1997. We have audited the adjustments that were applied to restate the 1997 financial statements. In our opinion, such adjustments are appropriate and have been properly applied to the 1997 financial statements.

Price Waterhouse LLP
Los Angeles, California
March 25, 1998

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                 BALANCE SHEET

                                                         SEPTEMBER 30,    SEPTEMBER 30,        DECEMBER 31,
                                                             1996              1997                1997
                                                         -------------    --------------      --------------
                                                                                               (UNAUDITED)
ASSETS
Investments:
  Cash and short-term investments......................  $  6,707,000     $   50,585,000      $   71,060,000
  Bonds and notes available for sale, at fair value
     (amortized cost: September 1996, $146,908,000;
     September 1997, $1,459,112,000; December 1997,
     $1,368,509,000)...................................   146,401,000      1,499,253,000       1,407,942,000
  Mortgage loans.......................................            --        131,117,000         130,023,000
  Other invested assets................................       129,000          9,277,000           7,982,000
                                                         ------------     --------------      --------------
  Total investments....................................   153,237,000      1,690,232,000       1,617,007,000
Variable annuity assets................................    68,901,000        171,475,000         194,892,000
Accrued investment income..............................     1,462,000         22,243,000          19,524,000
Deferred acquisition costs.............................    12,127,000         96,516,000          93,087,000
Income taxes currently receivable......................       299,000                 --                  --
Other assets...........................................       842,000          4,024,000           1,700,000
                                                         ------------     --------------      --------------
TOTAL ASSETS...........................................  $236,868,000     $1,984,490,000      $1,926,210,000
                                                         ============     ==============      ==============


LIABILITIES AND SHAREHOLDER'S EQUITY
Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts.................  $140,613,000    $1,556,656,000      $1,534,514,000
  Payable to brokers for purchases of securities.......     1,939,000        12,460,000                  --
  Income taxes currently payable.......................            --         2,236,000           4,395,000
  Other liabilities....................................       845,000        68,601,000          13,933,000
                                                         ------------    --------------      --------------
  Total reserves, payables and accrued liabilities.....   143,397,000     1,639,953,000       1,552,842,000
                                                         ------------    --------------      --------------
Variable annuity liabilities...........................    68,901,000       171,475,000         194,892,000
                                                         ------------    --------------      --------------
Deferred income taxes..................................     1,350,000         4,984,000           5,878,000
                                                         ------------    --------------      --------------
Shareholder's equity:
  Common Stock.........................................     3,000,000         3,000,000           3,000,000
  Additional paid-in capital...........................    14,428,000       144,428,000         144,428,000
  Retained earnings....................................     5,973,000        14,826,000          19,099,000
  Net unrealized gains (losses) on debt and equity
     securities available for sale.....................      (181,000)        5,824,000           6,071,000
                                                         ------------    --------------      --------------
  Total shareholder's equity...........................    23,220,000       168,078,000         172,598,000
                                                         ------------    --------------      --------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.............  $236,868,000    $1,984,490,000      $1,926,210,000
                                                         ============    ==============      ==============

                            (See accompanying notes)

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                                INCOME STATEMENT

                                                                                     THREE MONTHS ENDED
                                             YEARS ENDED SEPTEMBER 30,                  DECEMBER 31,
                                      ----------------------------------------   --------------------------
                                         1995          1996           1997          1996           1997
                                      -----------   -----------   ------------   -----------   ------------
                                                                                        (UNAUDITED)
Investment income...................  $ 7,834,000   $ 9,957,000   $ 65,559,000   $ 2,893,000   $ 29,882,000
Interest expense on:
  Fixed annuity contracts...........   (5,042,000)   (7,155,000)   (45,765,000)   (2,257,000)   (21,307,000)
  Senior indebtedness...............       (8,000)       (4,000)      (589,000)           --        (28,000)
                                      -----------   -----------   ------------   -----------   ------------
TOTAL INTEREST EXPENSE..............   (5,050,000)   (7,159,000)   (46,354,000)   (2,257,000)   (21,335,000)
                                      -----------   -----------   ------------   -----------   ------------
NET INVESTMENT INCOME...............    2,784,000     2,798,000     19,205,000       636,000      8,547,000
                                      -----------   -----------   ------------   -----------   ------------
NET REALIZED INVESTMENT GAINS
  (LOSSES)..........................   (1,348,000)     (539,000)     5,020,000       459,000      2,075,000
                                      -----------   -----------   ------------   -----------   ------------
Fee Income:
  Variable annuity fees.............      412,000       690,000      1,712,000       292,000        699,000
  Surrender charges.................      194,000       221,000      1,809,000        56,000        954,000
                                      -----------   -----------   ------------   -----------   ------------
TOTAL FEE INCOME....................      606,000       911,000      3,521,000       348,000      1,653,000
                                      -----------   -----------   ------------   -----------   ------------
GENERAL AND ADMINISTRATIVE
  EXPENSES..........................   (1,004,000)   (1,480,000)    (3,222,000)     (357,000)      (944,000)
                                      -----------   -----------   ------------   -----------   ------------
AMORTIZATION OF DEFERRED ACQUISITION
  COSTS.............................     (300,000)     (500,000)   (10,386,000)     (302,000)    (4,026,000)
                                      -----------   -----------   ------------   -----------   ------------
ANNUAL COMMISSIONS..................      (33,000)      (19,000)      (195,000)       (4,000)      (112,000)
                                      -----------   -----------   ------------   -----------   ------------
PRETAX INCOME.......................      705,000     1,171,000     13,943,000       780,000      7,193,000
Income tax expense..................     (182,000)     (448,000)    (5,090,000)     (316,000)    (2,919,000)
                                      -----------   -----------   ------------   -----------   ------------
NET INCOME..........................  $   523,000   $   723,000   $ 8,853,0000   $   464,000   $  4,274,000
                                      ===========   ===========   ============   ===========   ============

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            STATEMENT OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                         YEARS ENDED SEPTEMBER 30,                      DECEMBER 31,
                                              -----------------------------------------------   ----------------------------
                                                  1995            1996             1997             1996           1997
                                              -------------   -------------   ---------------   ------------   -------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................  $     523,000   $     723,000   $     8,853,000   $    464,000   $   4,274,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
      Interest credited to:
           Fixed annuity contracts..........      5,042,000       7,155,000        45,765,000      2,257,000      21,307,000
      Net realized investment (gains)
         losses.............................      1,348,000         539,000        (5,020,000)      (459,000)     (2,075,000)
      Accretion of net discounts on
         investments........................       (394,000)       (343,000)       (1,070,000)       (55,000)       (543,000)
      Amortization of goodwill..............         58,000          58,000            58,000         15,000          14,000
      Provision for deferred income taxes...        333,000         740,000           401,000        276,000         761,000
Change in:
  Deferred acquisition costs................     (2,740,000)     (5,736,000)       (4,215,000)    (2,700,000)       (471,000)
  Income taxes receivable/payable...........       (418,000)       (322,000)        2,535,000         40,000       2,159,000
Other, net..................................       (323,000)       (254,000)       (7,059,000)      (192,000)      4,701,000
                                              -------------   -------------   ---------------   ------------   -------------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:...............................      3,429,000       2,560,000        40,248,000       (354,000)     30,127,000
                                              -------------   -------------   ---------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds and notes.........................   (125,130,000)   (124,681,000)   (2,013,314,000)   (32,592,000)   (173,754,000)
    Common stock............................       (112,000)             --                --             --         (11,000)
  Sales of:
    Bonds and notes.........................     55,553,000      80,440,000       650,841,000      7,227,000     230,398,000
    Mortgage loans..........................             --              --        88,371,000             --              --
    Common stock............................             --              --           140,000        139,000              --
  Redemptions and maturities of:
    Bonds and notes.........................     21,369,000      11,514,000     1,142,900,000        608,000      23,953,000
    Mortgage loans..........................         35,000       4,736,000        13,520,000             --       1,258,000
                                              -------------   -------------   ---------------   ------------   -------------
NET CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES................................    (48,285,000)    (27,991,000)     (117,542,000)   (24,618,000)     81,844,000
                                              -------------   -------------   ---------------   ------------   -------------

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                            STATEMENT OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                         YEARS ENDED SEPTEMBER 30,                      DECEMBER 31,
                                              -----------------------------------------------   ----------------------------
                                                  1995            1996             1997             1996           1997
                                              -------------   -------------   ---------------   ------------   -------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on fixed annuity
    contracts...............................  $  51,681,000   $  45,417,000   $   131,711,000   $ 25,828,000   $  30,790,000
  Net exchanges from the fixed accounts of
    variable annuity contracts..............        (87,000)     (4,719,000)      (22,346,000)    (2,551,000)    (11,632,000)
  Withdrawal payments on fixed annuity
    contracts...............................    (14,131,000)     (9,850,000)      (88,229,000)    (2,451,000)    (55,669,000)
  Claims and annuity payments on fixed
    annuity contracts.......................     (2,974,000)     (3,752,000)      (13,774,000)      (932,000)     (6,925,000)
  Capital contributions.....................             --              --         5,000,000             --              --
  Net receipts from (repayments of) other
    short-term financings...................      1,964,000      (1,340,000)       23,429,000         (1,000)    (13,284,000)
  Cession of non-annuity product lines......             --              --                --             --     (34,776,000)
                                              -------------   -------------   ---------------   ------------   -------------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES................................     36,453,000      25,756,000        35,791,000     19,893,000     (91,496,000)
                                              -------------   -------------   ---------------   ------------   -------------
NET INCREASE (DECREASE) IN CASH AND
  SHORT-TERM INVESTMENTS....................     (8,403,000)        325,000       (41,503,000)    (5,079,000)     20,475,000
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING
  OF PERIOD.................................     14,785,000       6,382,000         6,707,000      6,707,000      50,585,000
                                              -------------   -------------   ---------------   ------------   -------------
CASH AND SHORT-TERM INVESTMENTS OF MERGED
  ENTITY AT DATE OF MERGER..................             --              --        85,381,000             --              --
CASH AND SHORT-TERM INVESTMENTS AT END OF
  PERIOD....................................  $   6,382,000   $   6,707,000   $    50,585,000   $  1,628,000      71,060,000
                                              =============   =============   ===============   ============   =============
SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid on indebtedness...........  $       8,000   $       4,000   $       589,000   $         --   $      28,000
                                              =============   =============   ===============   ============   =============
    Net income taxes paid...................  $     254,000   $      30,000   $     2,154,000   $         --   $       1,000
                                              =============   =============   ===============   ============   =============

                             See accompanying notes

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

First SunAmerica Life Insurance Company (The "Company") is a New York- domiciled life insurance company engaged primarily in the business of writing fixed and variable annuity contracts in the state of New York.

The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strengths, weaknesses and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risk. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets held in separate accounts.

2. MERGER

On March 31, 1997, SunAmerica Life Insurance Company, the direct parent of the Company, completed the acquisition of all of the outstanding stock of John Alden Life Insurance Company of New York ("JANY"). On October 31, 1997, JANY was merged with and into the Company. On the date of acquisition, JANY had assets having an aggregate fair value of $1,536,179,000, composed primarily of invested assets totaling $1,403,807,000. Liabilities assumed in this acquisition totaled $1,411,179,000, including $1,363,764,000 of fixed annuity reserves. An amount equal to the excess of the purchase price over the fair value of the net assets acquired, amounting to $103,695,000 at September 30, 1997, is included in Deferred Acquisition Costs in the balance sheet. The parent accounted for the acquisition by using the purchase method of accounting and all purchase accounting adjustments were pushed down to the accounts of JANY. The Company has accounted for the JANY merger by using the pooling method from the date of acquisition. Accordingly, the income statement includes the operating results of JANY only for the period from April 1, 1997 through September 30, 1997. On a pro forma basis, assuming the acquisition and merger had occurred on October 1, 1994, the beginning of the earliest period presented, revenues (net investment income, net realized investment losses and fee income) would have been $40,891,000, $29,768,000 and $18,508,000, and net income would have been
$12,434,000, $6,710,000 and $5,038,000 for the years ended September 30, 1997,
1996 and 1995, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, an indirect wholly owned subsidiary of SunAmerica Inc. (the "Parent"). Certain prior period amounts have been reclassified to conform with the 1997 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.

Bonds and notes available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds and notes are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.

Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Other invested assets include real estate, which is carried at the lower of cost or fair value, and policy loans, which are carried at unpaid balances.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.

DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the annuity contracts. Estimated gross profits are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.

As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been decreased by $31,200,000 at September 30, 1997 and increased by $100,000 at September 30, 1996 for this adjustment.

VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.

GOODWILL: Goodwill, amounting to $763,000 at September 30, 1997, is amortized by using the straight-line method over a period of 25 years and is included in Other Assets in the balance sheet. Goodwill is evaluated for impairment when events or changes in economic conditions indicate that the carrying amount may not be recoverable.

CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).

FEE INCOME: Variable annuity fees and surrender charges are recorded in income as earned.

INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. The Company will file a separate tax return for the operations of JANY for the six months ended September 30, 1997. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4. INVESTMENTS

The amortized cost and estimated fair value of bonds and notes available for sale by major category follow:

                                                                                ESTIMATED
                                                               AMORTIZED           FAIR
                                                                  COST            VALUE
                                                             --------------   --------------
AT SEPTEMBER 30, 1997:
  Securities of the United States Government...............  $   36,083,000   $   36,950,000
  Mortgage-backed securities...............................     487,585,000      501,683,000
  Securities of public utilities...........................      50,855,000       53,018,000
  Corporate bonds and notes................................     754,322,000      775,073,000
  Other debt securities....................................     130,267,000      132,529,000
                                                             --------------   --------------
  Total available for sale.................................  $1,459,112,000   $1,499,253,000
                                                             ==============   ==============
AT SEPTEMBER 30, 1996:
  Securities of the United States Government...............  $    9,631,000   $    9,562,000
  Mortgage-backed securities...............................      75,846,000       75,607,000
  Securities of public utilities...........................       1,032,000          971,000
  Corporate bonds and notes................................      41,545,000       41,722,000
  Other debt securities....................................      18,854,000       18,539,000
                                                             --------------   --------------
  Total available for sale.................................  $  146,908,000   $  146,401,000
                                                             ==============   ==============

The amortized cost and estimated fair value of bonds and notes available for sale by contractual maturity, as of September 30, 1997, follow:

                                                                                ESTIMATED
                                                               AMORTIZED           FAIR
                                                                  COST            VALUE
                                                             --------------   --------------
Due in one year or less....................................  $    1,054,000   $    1,056,000
Due after one year through five years......................     251,938,000      256,383,000
Due after five years through ten years.....................     556,697,000      574,199,000
Due after ten years........................................     161,838,000      165,932,000
Mortgage-backed securities.................................     487,585,000      501,683,000
                                                             --------------   --------------
Total available for sale...................................  $1,459,112,000   $1,499,253,000
                                                             ==============   ==============

Actual maturities of bonds and notes will differ from those shown above due to prepayments and redemptions.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4. INVESTMENTS (CONTINUED)
Gross unrealized gains and losses on bonds and notes available for sale by major category follow:

                                                                 GROSS         GROSS
                                                              UNREALIZED    UNREALIZED
                                                                 GAINS        LOSSES
                                                              -----------   -----------
AT SEPTEMBER 30, 1997:
  Securities of the United States Government................  $   867,000   $        --
  Mortgage-backed securities................................   14,177,000       (78,000)
  Securities of public utilities............................    2,163,000            --
  Corporate bonds and notes.................................   21,181,000      (430,000)
  Other debt securities.....................................    2,269,000        (8,000)
                                                              -----------   -----------
  Total available for sale..................................  $40,657,000   $  (516,000)
                                                              ===========   ===========
AT SEPTEMBER 30, 1996:
  Securities of the United States
  Government................................................  $    55,000   $  (124,000)
  Mortgage-backed securities................................      515,000      (754,000)
  Securities of public utilities............................           --       (61,000)
  Corporate bonds and notes.................................      749,000      (572,000)
  Other debt securities.....................................        3,000      (318,000)
                                                              -----------   -----------
  Total available for sale                                    $ 1,322,000   $(1,829,000)
                                                              ===========   ===========

At September 30, 1997, gross unrealized gains on equity securities available for sale aggregated $19,000 and there were no unrealized losses. At September 30, 1996, gross unrealized gains on equity securities available for sale aggregated $129,000 and there were no unrealized losses.

Gross realized investment gains and losses on sales of investments are as follows:

                                                                    YEARS ENDED SEPTEMBER 30,
                                                              -------------------------------------
                                                                 1997         1996         1995
                                                              ----------   ----------   -----------
BONDS AND NOTES:
  Realized gains............................................  $6,441,000   $1,039,000   $   423,000
  Realized losses...........................................  (1,466,000)  (1,295,000)   (1,771,000)
COMMON STOCKS:
  Realized gains/losses.....................................     140,000     (112,000)           --
MORTGAGE LOANS:
  Realized gains/losses.....................................     (15,000)          --            --
IMPAIRMENT WRITEDOWNS.......................................     (80,000)    (171,000)           --
                                                              ----------   ----------   -----------
  Total net realized investment gains/losses................  $5,020,000   $ (539,000)  $(1,348,000)
                                                              ==========   ==========   ===========

The sources and related amounts of investment income are as follows:

                                                                    YEARS ENDED SEPTEMBER 30,
                                                              -------------------------------------
                                                                 1997          1996         1995
                                                              -----------   ----------   ----------
Short-term investments......................................  $ 1,334,000   $  390,000   $1,045,000
Bonds and notes.............................................   56,253,000    9,186,000    6,291,000
Mortgage loans..............................................    7,714,000      381,000      498,000
Other invested assets.......................................      258,000           --           --
                                                              -----------   ----------   ----------
  Total investment income...................................  $65,559,000   $9,957,000   $7,834,000
                                                              ===========   ==========   ==========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4. INVESTMENTS (CONTINUED)
Expenses incurred to manage the investment portfolio amounted to $387,000 for the year ended September 30, 1997, $121,000 for the year ended September 30, 1996, and $125,000 for the year ended September 30, 1995 and are included in General and Administrative Expenses in the income statement.

At September 30, 1997, no investment exceeded 10% of the Company's shareholder's equity.

At September 30, 1997, bonds and notes included $91,130,000 (fair value of $94,420,000) of bonds and notes not rated investment grade. The Company had no material concentrations of non-investment-grade assets at September 30, 1997.

At September 30, 1997, mortgage loans were collateralized by properties located in 29 states, with loans totaling approximately 13% of the aggregate carrying value of the portfolio secured by properties located in Florida and approximately 12% by properties located in New York. No more than 10% of the portfolio was secured by properties in any other single state.

At September 30, 1997, the amortized cost of investments in default as to the payment of principal or interest was $2,259,000, all of which were mortgage loans. Such nonperforming investments had an estimated fair value equal to their carrying value.

At September 30, 1997, $25,529,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.

BONDS AND NOTES: Fair value is based principally on independent pricing services, broker quotes and other independent information.

MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.

RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.

PAYABLE TO BROKERS FOR PURCHASES OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.

VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The estimated fair values of the Company's financial instruments at September 30, 1997 and 1996, compared with their respective carrying values, are as follows:

                                                                 CARRYING            FAIR
                                                                  VALUE             VALUE
                                                              --------------    --------------
1997:
ASSETS:
  Cash and short-term investments...........................  $   50,585,000    $   50,585,000
  Bonds and notes...........................................   1,499,253,000     1,499,253,000
  Mortgage loans............................................     131,117,000       136,648,000
  Variable annuity assets...................................     171,475,000       171,475,000
LIABILITIES:
  Reserves for fixed annuity contracts......................   1,556,656,000     1,486,551,000
  Payable to brokers for purchases of securities............      12,460,000        12,460,000
  Variable annuity liabilities..............................     171,475,000       163,045,000
                                                              ==============    ==============
1996:
ASSETS:
  Cash and short-term investments...........................  $    6,707,000    $    6,707,000
  Bonds and notes...........................................     146,401,000       146,401,000
  Common stocks.............................................         129,000           129,000
  Variable annuity assets...................................      68,901,000        68,901,000
LIABILITIES:
  Reserves for fixed annuity contracts......................     140,613,000       134,479,000
  Payable to brokers for purchases of securities............       1,939,000         1,939,000
  Variable annuity liabilities..............................      68,901,000        65,546,000
                                                              ==============    ==============

6. CONTINGENT LIABILITIES

The Company is involved in various kinds of litigation common to its business. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. SHAREHOLDER'S EQUITY

The Company is authorized to issue 300 shares of its $10,000 par value Common Stock. At September 30, 1997 and 1996, 300 shares were outstanding.

Changes in shareholder's equity are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                              ----------------------------------------
                                                                  1997          1996          1995
                                                              ------------   -----------   -----------
ADDITIONAL PAID-IN CAPITAL:
  Beginning balance.........................................  $ 14,428,000   $14,428,000   $14,428,000
  Additional paid-in capital acquired as a result of the
     merger with JANY.......................................   125,000,000            --            --
  Capital contributions received............................     5,000,000            --            --
                                                              ------------   -----------   -----------
  Ending balance............................................  $144,428,000   $14,428,000   $14,428,000
                                                              ============   ===========   ===========
RETAINED EARNINGS:
  Beginning balance.........................................  $  5,973,000   $ 5,250,000   $ 4,727,000
  Net income................................................     8,853,000       723,000       523,000
                                                              ------------   -----------   -----------
  Ending balance............................................  $ 14,826,000   $ 5,973,000   $ 5,250,000
                                                              ============   ===========   ===========
NET UNREALIZED GAINS/LOSSES ON DEBT AND EQUITY SECURITIES
  AVAILABLE FOR SALE:
  Beginning balance.........................................  $   (181,000)  $  (860,000)  $(2,340,000)
  Change in net unrealized gains/losses on debt securities
     available for sale.....................................    40,648,000       939,000     4,254,000
  Change in net unrealized gains/losses on equity securities
     available for sale.....................................      (110,000)      206,000       (77,000)
  Change in adjustment to deferred acquisition costs........   (31,300,000)     (100,000)   (1,900,000)
  Tax effect of net changes.................................    (3,233,000)     (366,000)     (797,000)
                                                              ------------   -----------   -----------
  Ending balance............................................  $  5,824,000   $  (181,000)  $  (860,000)
                                                              ============   ===========   ===========

For a life insurance company domiciled in the State of New York, no dividend may be distributed to any shareholder unless notice of the domestic insurer's intention to declare such dividend and the amount have been filed with the Superintendent of Insurance not less than 30 days in advance of such proposed declaration, or if the Superintendent disapproves the distribution of the dividend within the 30-day period. No dividends were paid in fiscal years 1997, 1996 or 1995.

Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1997 was $6,336,000. The statutory net loss for the year ended December 31, 1996 was $450,000 and the statutory net loss for the year ended December 31, 1995 was $2,083,000. The Company's statutory capital and surplus was $79,169,000 at September 30, 1997, $13,126,000 at December 31, 1996 and
$13,862,000 at December 31, 1995.

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

8. INCOME TAXES

The components of the provisions for income taxes on pretax income consist of the following:

                                                               NET REALIZED
                                                                INVESTMENT
                                                              GAINS (LOSSES)   OPERATIONS     TOTAL
                                                              --------------   ----------   ----------
1997:
Currently payable...........................................    $1,790,000     $2,899,000   $4,689,000
Deferred....................................................       (11,000)       412,000      401,000
                                                                ----------     ----------   ----------
          Total income tax expense..........................    $1,779,000     $3,311,000   $5,090,000
                                                                ==========     ==========   ==========
1996:
Currently payable                                               $ (121,000)    $ (171,000)  $ (292,000)
Deferred                                                          (105,000)       845,000      740,000
                                                                ----------     ----------   ----------
          Total income tax expense                              $ (226,000)    $  674,000   $  448,000
                                                                ==========     ==========   ==========
1995:
Currently payable...........................................    $ (592,000)    $  441,000   $ (151,000)
Deferred....................................................       (28,000)       361,000      333,000
                                                                ----------     ----------   ----------
          Total income tax expense..........................    $ (620,000)    $  802,000   $  182,000
                                                                ==========     ==========   ==========

Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:

                                                                 YEARS ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                 1997        1996       1995
                                                              ----------   --------   --------
Amount computed at statutory rate...........................  $4,880,000   $410,000   $247,000
Increases (decreases) resulting from:
  Amortization of differences between book and tax bases of
     net assets acquired....................................      20,000     20,000     20,000
  State income taxes, net of federal tax benefit............     200,000     25,000    (86,000)
  Other, net................................................     (10,000)    (7,000)     1,000
                                                              ----------   --------   --------
          Total income tax expense..........................  $5,090,000   $448,000   $182,000
                                                              ==========   ========   ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:

                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------   -----------
DEFERRED TAX LIABILITIES:
Investments.................................................  $    891,000   $   225,000
Deferred acquisition costs..................................    30,144,000     3,902,000
Net unrealized gains on debt and equity securities available
  for sale..................................................     3,136,000            --
Other liabilities...........................................       125,000        84,000
                                                              ------------   -----------
Total deferred tax liabilities..............................    34,296,000     4,211,000
                                                              ------------   -----------
DEFERRED TAX ASSETS:
Contractholder reserves.....................................   (26,202,000)   (2,582,000)
State income taxes..........................................       (80,000)      (79,000)
Net unrealized losses on debt and equity securities
  available for sale........................................            --       (97,000)
Other assets................................................    (3,030,000)     (103,000)
                                                              ------------   -----------
Total deferred tax assets...................................   (29,312,000)   (2,861,000)
                                                              ------------   -----------
Deferred income taxes.......................................  $  4,984,000   $ 1,350,000
                                                              ============   ===========

                    FIRST SUNAMERICA LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

9. RELATED PARTY MATTERS

The Company pays commissions to three affiliated companies, SunAmerica Securities, Inc., Advantage Capital Corp. and Royal Alliance Associates, Inc. These broker-dealers represent a significant portion of the Company's business, amounting to approximately 38.9%, 57.9% and 31.2% of premiums in 1997, 1996 and 1995, respectively. Commissions paid to these broker-dealers totaled $4,486,000 in 1997, $2,646,000 in 1996, and $761,000 in 1995. No single unaffiliated broker-dealer was responsible for more than 9% of total sales in the years ended September 30, 1997, 1996, and 1995.

The Company paid occupancy and office services expenses to Royal Alliance Associates, Inc. totaling $15,000 for the year ended September 30, 1996 and $113,000 for the year ended September 30, 1995. The Company paid no such charges in the year ended September 30, 1997.

The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $2,454,000 for the year ended September 30, 1997, $2,097,000 for the year ended September 30, 1996 and $722,000 for the year ended September 30, 1995. Such amounts are included in General and Administrative Expenses in the income statement.

================================================================================
                  APPENDIX A - CONDENSED FINANCIAL INFORMATION
================================================================================

                                                     INCEPTION TO    FISCAL YEAR    FISCAL YEAR
                    PORTFOLIOS                         11/30/95       11/30/96       11/30/97
===============================================================================================
Capital Appreciation (Inception Date - 4/6/95)
  Beginning AUV....................................     $11.35          $14.19          $17.63
  End AUV..........................................     $14.19          $17.63          $21.26
  End #AUs.........................................     52,583         242,433         510,291
-----------------------------------------------------------------------------------------------
Growth (Inception Date - 4/6/95)
  Beginning AUV....................................     $11.02          $12.95           $16.32
  End AUV..........................................     $12.95          $16.32          $20.31
  End #AUs.........................................     15,156         104,264         196,539
-----------------------------------------------------------------------------------------------
Natural Resources (Inception Date - 5/30/95)
  Beginning AUV....................................     $10.17          $10.78          $12.13
  End AUV..........................................     $10.78          $12.13          $11.14
  End #AUs.........................................      5,306          62,002         112,509
-----------------------------------------------------------------------------------------------
Government and Quality Bond (Inception Date -
  5/3/95)
  Beginning AUV....................................     $10.55          $11.51          $11.94
  End AUV..........................................     $11.51          $11.94          $12.65
  End #AUs.........................................     37,576         127,538         190,449
-----------------------------------------------------------------------------------------------
International Growth and Income (Inception Date -
  6/9/97)
  Beginning AUV....................................         --              --          $10.00
  End AUV..........................................         --              --          $10.33
  End #AUs.........................................         --              --          86,248
-----------------------------------------------------------------------------------------------
Aggressive Growth (Inception Date - 6/3/96)
  Beginning AUV....................................         --          $10.00          $10.29
  End AUV..........................................         --          $10.29          $11.51
  End #AUs.........................................         --         160,390         478,003
-----------------------------------------------------------------------------------------------
International Diversified Equities (Inception Date
  - 4/12/95)
  Beginning AUV....................................      $9.45          $10.07          $11.39
  End AUV..........................................     $10.07          $11.39          $11.62
  End #AUs.........................................     58,058         355,952         753,010
-----------------------------------------------------------------------------------------------
Global Equities (Inception Date - 5/22/95)
  Beginning AUV....................................     $11.99          $13.01          $15.15
  End AUV..........................................     $13.01          $15.15          $16.90
  End #AUs.........................................     26,604         117,488         310,271
-----------------------------------------------------------------------------------------------
Emerging Markets (Inception Date - 6/12/97)
  Beginning AUV....................................         --              --          $10.00
  End AUV..........................................         --              --           $7.97
  End #AUs.........................................         --              --          85,313
-----------------------------------------------------------------------------------------------
Putnam Growth* (Inception Date - 4/6/95)
  Beginning AUV....................................     $10.36          $12.60          $14.88
  End AUV..........................................     $12.60          $14.88          $18.47
  End #AUs.........................................     31,960         114,619         231,883
-----------------------------------------------------------------------------------------------
Real Estate (Inception Date - 6/2/97)
  Beginning AUV....................................         --              --          $10.00
  End AUV..........................................         --              --          $11.44
  End #AUs.........................................         --              --          56,379
-----------------------------------------------------------------------------------------------
Growth/Phoenix Investment Counsel (Inception Date -
  4/6/95)
  Beginning AUV....................................     $10.61          $12.81          $14.94
  End AUV..........................................     $12.81          $14.94          $17.63
  End #AUs.........................................     22,973          94,650         154,635
-----------------------------------------------------------------------------------------------
Alliance Growth (Inception Date - 4/6/95)
  Beginning AUV....................................     $11.52          $15.44          $19.46
  End AUV..........................................     $15.44          $19.46          $24.51
  End #AUs.........................................     52,943         322,225         679,444
-----------------------------------------------------------------------------------------------
* Formerly named Provident Growth.

                                                     INCEPTION TO    FISCAL YEAR    FISCAL YEAR
                    PORTFOLIOS                         11/30/95       11/30/96       11/30/97
===============================================================================================
Venture Value (Inception Date - 4/6/95)
  Beginning AUV....................................     $10.84          $13.29          $16.68
  End AUV..........................................     $13.29          $16.68          $21.30
  End #AUs.........................................    113,664         605,579       1,424,342
-----------------------------------------------------------------------------------------------
Federated Value (Inception Date - 6/3/96)
  Beginning AUV....................................         --          $10.00          $11.00
  End AUV..........................................         --          $11.00          $13.62
  End #AUs.........................................         --          69,098         218,504
-----------------------------------------------------------------------------------------------
Growth-Income (Inception Date - 4/12/95)
  Beginning AUV....................................     $11.15          $13.32          $16.70
  End AUV..........................................     $13.32          $16.70          $21.41
  End #AUs.........................................     45,266         259,344         614,307
-----------------------------------------------------------------------------------------------
Utility (Inception Date - 6/3/96)
  Beginning AUV....................................         --          $10.00          $10.67
  End AUV..........................................         --          $10.67          $12.74
  End #AUs.........................................         --          20,721          59,907
-----------------------------------------------------------------------------------------------
Asset Allocation (Inception Date - 4/24/95)
  Beginning AUV....................................     $11.29          $12.64          $14.97
  End AUV..........................................     $12.64          $14.97          $17.98
  End #AUs.........................................     60,824         264,208         581,922
-----------------------------------------------------------------------------------------------
Balanced/Phoenix Investment Counsel (Inception Date
  - 5/8/95)
  Beginning AUV....................................     $10.90          $12.33          $13.82
  End AUV..........................................     $12.33          $13.82          $15.45
  End #AUs.........................................     41,654         157,110         230,784
-----------------------------------------------------------------------------------------------
SunAmerica Balanced (Inception Date - 6/3/96)
  Beginning AUV....................................         --          $10.00          $11.04
  End AUV..........................................         --          $11.04          $13.22
  End #AUs.........................................         --          72,909         240,556
-----------------------------------------------------------------------------------------------
Worldwide High Income (Inception Date - 5/2/95)
  Beginning AUV....................................     $10.16          $11.36          $14.20
  End AUV..........................................     $11.36          $14.20          $15.98
  End #AUs.........................................     21,556         124,728         399,865
-----------------------------------------------------------------------------------------------
High-Yield Bond (Inception Date - 5/8/95)
  Beginning AUV....................................     $11.18          $11.48          $12.99
  End AUV..........................................     $11.48          $12.99          $14.66
  End #AUs.........................................     40,706         220,725         547,787
-----------------------------------------------------------------------------------------------
Corporate Bond (Inception Date - 4/12/95)
  Beginning AUV....................................     $10.21          $11.10          $11.65
  End AUV..........................................     $11.10          $11.65          $12.54
  End #AUs.........................................      5,375          48,161         120,997
-----------------------------------------------------------------------------------------------
Global Bond (Inception Date - 5/2/95)
  Beginning AUV....................................     $10.37          $11.20          $12.25
  End AUV..........................................     $11.20          $12.25          $13.08
  End #AUs.........................................     12,162          52,993         148,602
-----------------------------------------------------------------------------------------------
Cash Management (Inception Date - 4/27/95)
  Beginning AUV....................................     $10.44          $10.67          $11.04
  End AUV..........................................     $10.67          $11.04          $11.43
  End #AUs.........................................     59,731          52,729         231,674

================================================================================

       AUV - Accumulation Unit Value
       AU - Accumulation Units

         AS OF THE DATE OF THIS PROSPECTUS, THE SALE OF CONTRACTS OFFERING THE "DOGS" OF WALL STREET PORTFOLIO HAD NOT BEGUN. THEREFORE, NO CONDENSED
              FINANCIAL INFORMATION FOR THIS PORTFOLIO IS PRESENTED HERE.

================================================================================
                      APPENDIX B - MARKET VALUE ADJUSTMENT
================================================================================

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                         [(1+I/(1+J+0.0025)](N/12) - 1
     where:

     I is the interest rate you are earning on the money invested in the fixed investment option;

     J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option rounded up to the next full year; and

     N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;

     (2) You make a partial withdrawal of $4,000 when 1 1/2 years (18 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=18); and

     (3) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment is assessed on the amount withdrawn less any withdrawal charge.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 3-year fixed investment option is 7.5% and the 5-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.

The market value adjustment factor is = [(1+I)/(1+J+0.0025)](N/12) - 1
                                      = [(1.07)/(1.08+0.0025)](18/12) - 1
                                      = (0.988453)(1.5) - 1
                                      = 0.982729 - 1
                                      = - 0.017271

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:
                        $4,000 X (- 0.017271) = -$69.08

$69.08 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 3-year fixed investment option is 5.5% and the 5-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.

The market value adjustment factor is = [(1+I/(1+J+0.0025)](N/12) - 1
                                      = [(1.07)/(1.06+0.0025)](18/12) - 1
                                      = (1.007059)(1.5) - 1
                                      = 1.010607 - 1
                                      = +0.010607

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:
                         $4,000 x (+0.010607) = +$42.43

$42.43 represents the market value adjustment that would be added to your withdrawal.

--------------------------------------------------------------------------------

 Please forward a copy (without charge) of the Polaris Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)

        ----------------------------------------------------------------
        Name

        ----------------------------------------------------------------
        Address

        ----------------------------------------------------------------
        City/State/Zip

        Date:   Signed:

 Return to: First SunAmerica Life Insurance Company, Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.
--------------------------------------------------------------------------------